SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Sturm, Ruger & Company, Inc.
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STURM, RUGER & COMPANY, Inc.

1 LACEY PLACE, SOUTHPORT, CT 06890 U.S.A. | 203-259-7843 | WWW.RUGER.COM | NYSE:RGR

March 27, 2018

Dear Fellow Stockholders:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Sturm, Ruger & Company, Inc. to be held at 9:00 a.m. Mountain Standard Time on Wednesday, May 9, 2018 at the Hassayampa Inn, 122 East Gurley Street, Prescott, AZ 86301. Details of the business to be conducted at the meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

The Board of Directors looks forward to joining you at the 2018 Annual Meeting.

STURM, RUGER & COMPANY, INC.

Christopher J. Killoy
Chief Executive Officer

STURM, RUGER & COMPANY, Inc.

1 LACEY PLACE, SOUTHPORT, CT 06890 U.S.A. | 203-259-7843 | WWW.RUGER.COM | NYSE:RGR

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 9, 2018

NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Stockholders of STURM, RUGER & COMPANY, INC. (the “Company”) will be held at the Hassayampa Inn, 122 East Gurley Street, Prescott, AZ 86301 on the 9th day of May, 2018 at 9:00 a.m. Mountain Standard Time to consider and act upon the following:

1.	A proposal to elect nine (9) Directors to serve on the Board of Directors for the ensuing year;
2.	A proposal to ratify the appointment of RSM US LLP as the Company’s independent auditors for the 2018 fiscal year;
3.	An advisory vote on the compensation of the Company’s Named Executive Officers;
4.	A shareholder proposal to require a report on the Company’s activities related to safety measures and mitigation of harm associated with Company products; and
5.	Any other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only holders of record of Common Stock at the close of business on March 15, 2018 will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. The complete list of stockholders entitled to vote at the Annual Meeting shall be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours, for a period of 10 days prior to the Annual Meeting, at the Company’s offices located at 1 Lacey Place, Southport, CT 06890.

The Company’s Proxy Statement is attached hereto.

By Order of the Board of Directors
Kevin B. Reid, Sr.
Corporate Secretary

Southport, Connecticut

March 27, 2018

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. YOUR VOTE IS IMPORTANT. TO ENSURE THAT YOUR VOTE IS RECORDED PROMPTLY, PLEASE VOTE YOUR PROXY AS SOON AS POSSIBLE, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. MOST STOCKHOLDERS HAVE THREE OPTIONS FOR SUBMITTING THEIR VOTES PRIOR TO THE ANNUAL MEETING: (1) VIA THE INTERNET, (2) BY TELEPHONE OR (3) BY REQUESTING AND RETURNING A PAPER PROXY USING THE POSTAGE-PAID ENVELOPE PROVIDED. REGISTERED STOCKHOLDERS MAY VIEW OR REQUEST THE PROXY MATERIALS AT WWW.ENVISIONREPORTS.COM/RGR OR BY CALLING 1-866-641-4276, AND MAY VOTE THEIR PROXY AT WWW.ENVISIONREPORTS.COM/RGR OR BY CALLING 1-800-652-8683. STOCKHOLDERS WHO HOLD THEIR SHARES THROUGH A BROKERAGE ACCOUNT MAY VIEW OR REQUEST THE PROXY MATERIALS AT WWW.PROXYVOTE.COM OR BY CALLING 1-800-579-1639, AND MAY VOTE THEIR PROXY AT WWW.PROXYVOTE.COM OR BY CALLING 1-800-454-8683. PLEASE REVIEW THE PROXY MATERIALS BEFORE VOTING YOUR SHARES.

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Sturm, Ruger & Company, Inc.

March 27, 2018

PROXY STATEMENT

Annual Meeting of Stockholders of the Company to be held on May 9, 2018 proxy solicitation and voting information

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board” or the “Board of Directors”) of Sturm, Ruger & Company, Inc. (the “Company”) for use at the 2018 Annual Meeting of Stockholders (the “Meeting” or the “Annual Meeting of Stockholders”) of the Company to be held at 9:00 a.m. Mountain Standard Time on May 9, 2018 at the Hassayampa Inn, 122 East Gurley Street, Prescott, Arizona 86301 or at any adjournment or postponement thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement has been posted and is available on the Securities and Exchange Commission’s (the “SEC”) website at www.sec.gov and the Company’s website at www.ruger.com. In addition, registered stockholders may view or request the proxy materials at www.envisionreports.com/RGR or by calling 1-866-641-4276, and may vote their proxy at www.envisionreports.com/RGR or by calling 1-800-652-8683. Stockholders who hold their shares through a brokerage account may view or request the proxy materials at www.proxyvote.com or by calling 1-800-579-1639, and may vote their proxy at www.proxyvote.com or by calling 1-800-454-8683. Please review the proxy materials before voting your shares.

The mailing address of the principal executive office of the Company is One Lacey Place, Southport, Connecticut 06890.

In accordance with rules established by the SEC that allow companies to furnish their proxy materials over the Internet, on March 27, 2018, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our Proxy Statement and Annual Report on Form 10-K to our stockholders who have not specified that they wish to receive paper copies of our proxy materials. The Notice of Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including our Proxy Statement, Annual Report on Form 10-K and a form of proxy card. We believe this process will allow us to provide our stockholders with the information they need in a more timely, environmentally friendly and cost-effective manner. All expenses in connection with the solicitation of these proxies, which are estimated to be $100,000, will be borne by the Company. We encourage our stockholders to contact the Company’s transfer agent, Computershare Investor Services, LLC, or their stockbrokers to sign up for electronic delivery of proxy materials in order to reduce printing, mailing and environmental costs.

If your proxy is signed and returned, it will be voted in accordance with its terms. However, a stockholder of record may revoke his or her proxy before it is exercised by: (i) giving written notice to the Company’s Secretary at the Company’s address indicated above, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Company’s Secretary at or before the Meeting or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not, in and of itself, constitute revocation of a proxy).

The Company’s Annual Report on Form 10-K for the year ended December 31, 2017, including financial statements, is enclosed herewith and has been posted and is available on the SEC’s website at www.sec.gov and the Company’s website at www.ruger.com.

Only holders of shares of Common Stock, $1.00 par value, of the Company (the “Common Stock”) of record at the close of business on March 15, 2018 will be entitled to vote at the Meeting. Each holder of record of the issued and outstanding shares of Common Stock is entitled to one vote per share. As of March 15, 2018, 17,444,901 shares of Common Stock were issued and outstanding and there were no outstanding shares of any other class of stock. The stockholders holding a majority of the issued and outstanding Common Stock, either present in person or represented by proxy, will constitute a quorum for the transaction of business at the Meeting.

In accordance with the Company’s By-Laws and applicable law, with respect to Proposal No. 1, the election of Directors will be determined by a plurality of the votes cast by the holders of shares present in person or by proxy at the Meeting and entitled to vote. Consequently, the nine nominees who receive the greatest number of votes cast for election as Directors will be elected. Shares present, which are properly withheld as to voting with respect to any one or more nominees, and shares present with respect to which a broker indicates that it does not have authority to vote (“broker non-votes”), will be counted as being present at the Meeting only with respect to Proposal Nos. 2-4. These shares will not be counted as voting on the election of Directors, with the result that such abstentions and broker non-votes will have no effect as votes on the election of Directors. With respect to Proposal Nos. 2, 3 and 4, the affirmative vote of shares representing a majority of the shares present and entitled to vote is required to ratify the appointment of RSM US LLP as the Company’s independent auditors for the 2018 fiscal year, to approve the advisory vote on executive compensation, and to approve the shareholder proposal. This also applies to any other matters properly presented at the Meeting. Shares which are voted to abstain on these matters and broker non-votes will be considered present at the Meeting but will not be counted as voting for these matters, with the result that abstention and broker non-votes will have the same effect as votes against the proposal.

LIST OF PROPOSALS AND RECOMMENDATIONS OF THE BOARD OF DIRECTORS

proposal no. 1 – election of directors

Nine Directors will be elected at the Meeting, each to hold office until the next Annual Meeting of Stockholders or until his or her successor is elected and has qualified.

Board of Directors Recommendation

The Board of Directors recommends a vote “FOR” each of the named nominees.

Proposal no. 2 - ratification of independent auditors

RSM US LLP has served as the Company’s independent auditors since 2005. Subject to the ratification of the Company’s stockholders, the Board of Directors has reappointed RSM US LLP as the Company’s independent auditors for the 2018 fiscal year.

Board of Directors Recommendation

The Board of Directors recommends a vote “FOR” the ratification of RSM US LLP as the Company’s independent auditors.

Proposal no. 3 – Say On Pay

The Company shall seek an advisory vote on executive compensation.

Board of Directors Recommendation

The Board of Directors recommends a vote “FOR” approval of the pay-for-performance compensation policies and practices employed by the Compensation Committee, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding Named Executive Officer compensation in this Proxy Statement.

Proposal no. 4 – Shareholder proposal

Shareholder proposal to require a report on the Company’s activities related to safety measures and mitigation of harm associated with Company products.

Board of Directors Recommendation

The Board of Directors recommends a vote “AGAINST” approval of the shareholder proposal, for the reasons described in detail in this Proxy Statement.

proposal no. 1 – election of directors

Nine Directors will be elected at the Meeting, each to hold office until the next Annual Meeting of Stockholders or until his or her successor is elected and has qualified.

Board of Directors Recommendation

The Board of Directors recommends a vote “FOR” each of the nominees named below.

director NOMINEES

The following table lists each nominee for Director and sets forth certain information concerning each nominee’s age, business experience, other directorships and committee memberships in publicly held corporations, current Board committee assignments, and qualifications to serve on the Board as of the date of this Proxy Statement. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills which led the Board to conclude that he or she should serve as a Director, the Board also believes that all of our Director nominees have established reputations of integrity, honesty and adherence to high ethical standards, and have demonstrated a commitment of service to the Company, an appreciation of its products and the Constitutional rights of American citizens to keep and bear arms. Each nominee has effectively demonstrated business acumen and the ability to exercise sound judgment in his or her individual careers and service on other public boards and board committees, as applicable.

All of the nominees for Director listed below were elected at last year’s Annual Meeting. Should any of the said nominees for Director not remain a candidate at the time of the Meeting (a condition which is not now anticipated), proxies solicited hereunder will be voted in favor of those nominees for Director selected by the Board of Directors.

Name, Age, First Became A Director	Business Experience During the Past Five Years, Other Directorships, Current Committee Memberships and Board Qualifications
John A. Cosentino, Jr. Age 68 Director since August, 2005

Mr. Cosentino has been a partner of Ironwood Manufacturing Fund, LP since 2002, a Director of Simonds International, Inc. since 2001, a Director of Addaero LLC since 2014, and Chairman of the Board of Habco Industries LLC since 2012. He was a Director of Whitcraft LLC from 2011 to 2017, a Director of the Bilco Company from 2007 to 2016, the Chairman of North American Specialty Glass, LLC from 2005 to 2012, the Vice Chairman of Primary Steel, LLC from 2005 to 2007, and a Director of the Wiremold Company from 1991 to 2000. Mr. Cosentino was a partner of Capital Resource Partners, LP from 1999 to 2000, and a Director in the following Capital Resource Partners, LP portfolio companies: Spirit Brands from 1998 to 2006, Pro Group, Inc. from 1999 to 2002, World Power Technologies, Inc. from 1998 to 2001, and Todd Combustion, Inc. from 1997 to 1999. Mr. Cosentino is the former Vice President-Operations of the Stanley Works, former President of PCI Group, Inc., former CEO and Co-owner of Rau Fastener, LLC, former President of the Otis Elevator-North America division of United Technologies, and former Group Executive of the Danaher Corporation. Mr. Cosentino was named as the Company’s Vice Chairman on April 28, 2010, having served as Lead Director beginning in April, 2007, and the Lead Vice Chairman on May 9, 2018 (which function encompasses the duties of Lead Director). He currently is Co-Chairman of the Executive Operations Committee, Chairman of the Nominating and Corporate Governance Committee, and a member of the Compensation and Audit Committees of the Company. The Board believes that Mr. Cosentino’s extensive executive management, investment management and board experience qualify him to serve on the Board of Directors.

Name, Age, First Became A Director	Business Experience During the Past Five Years, Other Directorships, Current Committee Memberships and Board Qualifications
Michael O. Fifer Age 61 Director since October, 2006

Mr. Fifer was the Chief Executive Officer of the Company from September 25, 2006 to May 9, 2017. Additionally, he served as President of the Company from April 23, 2008 to January 1, 2014. He was the Executive Vice President and President of Engineered Products of Mueller Industries, Inc. from 2003 to 2006, President of North American Operations of Watts Industries, Inc. from 1998 to 2002, President of Various Watts Industries divisions from 1994 to 1998, and a member of the Board of Directors and Audit, Compensation and Special Committees of Conbraco Industries from 2003 to 2006. Mr. Fifer was named Vice Chairman of the Board in May 2017 and is a member of the Capital Policy Committee. The Board believes that Mr. Fifer’s executive leadership and management experience and skills, including his service as the CEO and President of the Company, and his deep understanding of the Company and its products and the firearms industry qualify him to serve on the Board of Directors.

Sandra S. Froman Age 68 Director since December, 2015

Ms. Froman is an attorney in private civil law practice with the Law and Mediation Office of Sandra S. Froman, P.L.C. She is a former partner of Snell & Wilmer, LLP, a former shareholder of Bilby & Shoenhair, PC, and a former partner of Loeb & Loeb, LLP. Ms. Froman is a former President and board member of the Arizona Bar Foundation. She taught law school courses at Santa Clara University Law School from 1983 to 1985. Ms. Froman has been a member of the Board of Directors of the National Rifle Association (“NRA”) since 1992. She served as a Vice President from 1998 to 2005 and as NRA President from 2005 to 2007. She has chaired a number of NRA committees, including the Executive Committee, the Legislative Policy Committee, the Grassroots Development Committee and the Industry Relations Task Force. She holds a lifetime position on the NRA Executive Council. She is also a former President and Trustee of the NRA Foundation and a former Trustee of the NRA Civil Rights Defense Fund. Ms. Froman is a member of the Board of the Joe Foss Institute, having previously served as its Chairman. She is President of the Mzuri Wildlife Foundation and serves on its Board. Ms. Froman currently is a member of the Nominating and Corporate Governance, Compensation, and Risk Oversight Committees of the Company. The Board believes that Ms. Froman’s experience as an attorney and deep knowledge of, and involvement with, the firearms industry qualify her to serve on the Board of Directors.

C. Michael Jacobi Age 76 Director since June, 2006

Mr. Jacobi has been the President of Stable House 1, LLC, a private real estate development company, since 1999. He was a member of the Board of Directors of CoreCivic (formerly Corrections Corporation of America) from 2000 until 2017, and served as a member of its Audit Committee. Mr. Jacobi was a member of the Board of Directors of Webster Financial Corporation from 1993 until 2017, served as a member of its Audit Committee from 1993 until 2011 (including as Audit Committee chair from 1996 to 2011), served as a member of its Compensation Committee from 2011 to 2015, and was a member of its Risk Committee from 2010 until 2017. He has been a member of the Board of Directors and Audit Committee of KCAP Financial Corporation since 2006, and has served as a member of its Nominating and Corporate Governance Committee since 2012. In 2012, Mr. Jacobi became a member of the Board of Directors of Performance Sports Group Ltd. (formerly Bauer Performance Sports Ltd.) and served on various committees, both as a member and as Chairman, until his retirement in 2017. He is the former President, CEO and Board member of Katy Industries, Inc. and the former President, CEO and Board member of Timex Corporation. Mr. Jacobi also is a Certified Public Accountant. He has been the non-executive Chairman of the Company Board of Directors since 2010, and is Co-Chairman of the Executive Operations Committee and a member of the Compensation Committee. The Board believes that Mr. Jacobi’s extensive business, investment management, board experience and financial expertise qualify him to serve on the Board of Directors.

Name, Age, First Became A Director	Business Experience During the Past Five Years, Other Directorships, Current Committee Memberships and Board Qualifications
Christopher J. Killoy Age 59 Director since August, 2016

Mr. Killoy was named CEO of the Company on May 9, 2017 and has served as President since January 1, 2014. He was COO of the Company from January 1, 2014 to May 9, 2017. Prior to that, Mr. Killoy served as Vice President of Sales and Marketing beginning in November 2006. Mr. Killoy originally joined the Company in 2003 as Executive Director of Sales and Marketing, and subsequently as Vice President of Sales and Marketing from 2004 to 2005. From 2005 to 2006, Mr. Killoy served as Vice President and General Manager of Savage Range Systems. Prior to joining Ruger, Mr. Killoy was Vice President of Sales and Marketing for Smith & Wesson. He is a member of the Board of Governors of the National Shooting Sports Foundation (NSSF). Mr. Killoy is a 1981 graduate of the United States Military Academy at West Point and subsequently served in a variety of Armor and Infantry assignments in the U.S. Army. The Board believes that Mr. Killoy’s intimate knowledge of the Company, his service as the CEO and President of the Company and his extensive business and management experience in the firearms industry qualify him to serve on the Board of Directors.

Terrence G. O’Connor Age 62 Director since September, 2014

Mr. O'Connor has spent over 30 years in the financial services industry. Mr. O’Connor has been a principal of High Rise Capital Partners, LLC, a private real estate investment firm, since 2010 (including its predecessor company). He previously served as the Managing Partner of Cedar Creek Management, LLC, a private investment partnership, and as Partner at HPB Associates, also a private investment firm. Between 1990 and 1992, Mr. O’Connor served as an analyst with Feshbach Brothers. Prior to that, Mr. O'Connor spent 10 years at Kidder Peabody as a principal in equity sales and investment banking. Mr. O'Connor served as a Board Member of Covenant House New Jersey and on the Finance and Investment Committees of Covenant House International. He also served on the Compliance, Audit and Special Committees of SRV Bancorp. Mr. O’Connor is the Chairman of the Company’s Capital Policy Committee, and a member of the Company’s Nominating and Corporate Governance and Risk Oversight Committees. The Board believes that Mr. O’Connor’s financial insight and extensive knowledge of the firearms industry qualify him to serve on the Board of Directors.

Amir P. Rosenthal Age 56 Director since January, 2010

Mr. Rosenthal was the Executive Vice President and a member of the Board of Advisors for Kensington Investment Corporation from 2017 to 2018. Before that, Mr. Rosenthal was the President of Performance Sports Group Ltd. (formerly Bauer Performance Sports Ltd.) from 2015 to 2016. He served as its Chief Financial Officer and Executive Vice President of Finance and Administration from 2012 to 2015, and Chief Financial Officer from 2008 to 2012. From 2001 to 2008, Mr. Rosenthal served in a variety of positions at Katy Industries, Inc., including Vice President, Chief Financial Officer, General Counsel and Secretary. From 1989 to 2001, Mr. Rosenthal served in a variety of positions at Timex Corporation, including Treasurer, Counsel and Senior Counsel, as well as Director and Chairman of Timex Watches Ltd. Mr. Rosenthal currently is the Chairman of the Company’s Risk Oversight Committee, and a member of the Company’s Executive Operations, Audit, Nominating and Corporate Governance, and Capital Policy Committees. The Board believes that Mr. Rosenthal’s comprehensive business, legal and financial expertise qualifies him to serve on the Board of Directors. On October 31, 2016, Performance Sports Group Ltd. and its affiliates filed for reorganization under Chapter 11 of Title 11 of the U.S. Code and Companies’ Creditors Arrangement Act of Canada. In connection with such filings, Mr. Rosenthal left Performance Sports Group Ltd. The Nominating and Corporate Governance Committee does not believe that such proceedings are material to an evaluation of Mr. Rosenthal’s ability to Serve as a Director.

Name, Age, First Became A Director	Business Experience During the Past Five Years, Other Directorships, Current Committee Memberships and Board Qualifications
Ronald C. Whitaker Age 70 Director since June, 2006

Mr. Whitaker served as the President and CEO of Hyco International from 2003 and as a member of its Board from 2001 until his retirement in 2011. In 2013, he joined the Board of Payne & Dolan (now Walbec Group), a family owned road construction business based in Wisconsin, and currently serves as a member of the Compensation Committee and is the Chairman of the Special Litigation Committee. Mr. Whitaker has been a Board member of Global Brass and Copper Company, Inc. since 2011, and serves as the Chairman of its Compensation Committee and as a member of its Audit and Nominating and Corporate Governance Committees. He has been a member of the Advisory Board for the Manufacturing Policy Initiative at the Indiana University School of Public and Environmental Affairs since June 2017. Mr. Whitaker was a Board member of Pangborn Corporation from 2006 to 2015 and served as the chair of its Compensation Committee. He was a member of the Board and Executive Committee of Strategic Distribution, Inc., and was its President and CEO from 2000 to 2003. Mr. Whitaker was the President and CEO of Johnson Outdoors from 1996 to 2000, and CEO, President and Chairman of the Board of Colt’s Manufacturing Co., Inc. from 1992 to 1995. He is a former Board member of Firearms Training Systems, Group Decco, Michigan Seamless Tube, Precision Navigation, Inc., Weirton Steel Corporation and Code Alarm, and a former Trustee of the College of Wooster. Mr. Whitaker is currently the Chairman of the Company’s Compensation Committee and a member of the Audit Committee. The Board believes that Mr. Whitaker’s significant executive, board and firearms industry experience, and his knowledge of the Company’s products qualify him to serve on the Board of Directors.

Phillip C. Widman Age 63 Director since January, 2010

Mr. Widman was the Senior Vice President and Chief Financial Officer of Terex Corporation from 2002 until his retirement in 2013. In 2014, Mr. Widman joined the Board of Directors of Harsco Corporation, where he serves as the Chairman of its Audit Committee, and a member of its Management Development and Compensation Committees. Also in 2014, Mr. Widman joined the Board of Directors of Vectrus, Inc. and serves as a member of its Audit and Compensation Committees. He served as a Board and Nominating and Governance Committee member, and as Audit Committee chair, of Lubrizol Corp from November 2008 until September 2011. Mr. Widman was the Executive Vice President and Chief Financial Officer of Philip Services Corporation from 1998 to 2001. Mr. Widman currently is Chairman of the Company’s Audit Committee, and a member of the Risk Oversight and Capital Policy Committees. The Board believes that Mr. Widman’s extensive business management, board and audit committee experience, financial expertise and personal experience in the shooting sports qualify him to serve on the Board of Directors.

Board of Directors Recommendation

The Board of Directors recommends a vote “FOR” each of the nominees named above.

the board of directors and its committees

The Board of Directors is committed to good business practice, transparency in financial reporting and the highest level of corporate governance. To that end, the Board of Directors and its Committees continually review the Company’s governance policies and practices as they relate to the practices of other public companies, specialists in corporate governance, the rules and regulations of the SEC, Delaware law (the state in which the Company is incorporated) and the listing standards of the New York Stock Exchange (“NYSE”).

Corporate Board Governance Guidelines and Code of Business Conduct and Ethics

The Company’s corporate governance practices are embodied in the Corporate Board Governance Guidelines. In addition, the Company has adopted a Code of Business Conduct and Ethics which governs the obligation of all employees, executive officers and Directors of the Company to conform their business conduct to be in compliance with all applicable laws and regulations, among other things. Copies of the Corporate Board Governance Guidelines and Code of Business Conduct and Ethics are posted on the Company’s website at www.ruger.com and are available in print to any stockholder who requests them by contacting the Corporate Secretary as set forth in “STOCKHOLDER AND INTERESTED PARTY COMMUNICATIONS WITH THE BOARD OF DIRECTORS” below.

Political Contributions Policy

In February 2014, the Board of Directors established a Political Contributions Policy providing for the disclosure of political contributions, if any, as defined in the Political Contributions Policy, in excess of $50,000 in the aggregate. A copy of the Political Contributions Policy is posted on the Company’s website at www.ruger.com.

The Board’s Role in Risk Oversight

The Board’s role in the oversight of risk management includes receiving regular reports from the Risk Oversight Committee and senior management in areas of material risk to the Company, including operational, financial, legal and regulatory, strategic, reputational and industry-related risks. The Risk Oversight Committee and the full Board review and discuss these reports with the goal of overseeing the identification and management of, and the development of mitigation strategies for these risks.

Independent, Non-Management Directors

More than a majority of the current Directors are “independent” under the rules of the NYSE. The Board has affirmatively determined that none of Messrs. Cosentino, Jacobi, O’Connor, Rosenthal, Widman, and Whitaker or Ms. Froman, has or had a material relationship with the Company or any affiliate of the Company, either directly or indirectly, as a partner, shareholder or officer of an organization (including a charitable organization) that has a relationship with the Company, and are therefore “independent” for such purposes under the rules of the NYSE, including Rule 303A thereof.

The Company contracts with the National Rifle Association (“NRA”) for some of its promotional and advertising activities. Ms. Froman serves on the Board of Directors of the NRA.

The independent, non-management members of the Board meet regularly in executive sessions and each such meeting is led by the independent, non-executive Chairman of the Board, or in his absence, the Lead Vice Chairman (the independent, non-management Vice Chairman) and Lead Director. C. Michael Jacobi has served as the non-executive Chairman of the Board since April 28, 2010, and John A. Cosentino, Jr. served as the sole Vice Chairman from April 28, 2010 through May 9, 2017, as the sole Lead Vice Chairman since May 9, 2017 and as the Lead Director since April 24, 2007.

Board Leadership Structure

On April 24, 2007, the By-Laws were amended to require the Chairman of the Board to be an independent, non-management Director who would preside at all meetings of the Board, including meetings of the independent, non-management Directors in executive session, which would generally occur as part of each regularly scheduled Board meeting. The separation of Chairman and Chief Executive Officer duties recognizes the difference in the two roles: the Chairman of the Board leads the Board of Directors as it provides guidance to and oversight of the CEO, while the CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company. The April 24, 2007 By-Laws amendment also provided that an independent, non-management Lead Director would be named to preside at stockholder, Board and executive session meetings and to act as an intermediary between the non-management Directors and management of the Company when special circumstances exist or communication out of the ordinary course is necessary, such as the absence or disability of the non-executive Chairman of the Board. On April 28, 2010, the Board amended the By-Laws to create the position of Vice-Chairman, who assumes the duties of Lead Director as outlined above. On May 8, 2017, the By-Laws were amended to permit a second Vice Chairman, who does not need to be independent. Michael O. Fifer has served in that role since May 9, 2017.

Director Mandatory Retirement

In 2014, the Board of Directors established a policy whereby members of the Board are subject to mandatory retirement upon the later of their 75th birthday or February 11, 2019, if age 70 or older on the date the policy was adopted.

Director Resignation Policy

In 2008, the Board of Directors established a policy whereby any Director who experiences a change in employment must submit his or her resignation to the Board for its consideration.

Membership and Meetings of the Board and Its Committees

Following the 2017 Annual Meeting of Stockholders, the members of the Board were C. Michael Jacobi, John A. Cosentino, Jr., Christopher J. Killoy, Terrence G. O’Connor, Amir P. Rosenthal, Ronald C. Whitaker, Phillip C. Widman, Sandra S. Froman, and Michael O. Fifer. The Board of Directors held twelve meetings during 2017. Each Director attended at least 75% of the meetings of the Board and of the Committees on which he or she served that were held during his or her 2017 tenure. In addition, all members of the Board attended the 2017 Annual Meeting of Stockholders. It is the policy of the Company that attendance at all meetings of the Board, all Committee meetings, and the Annual Meeting of Stockholders is expected, unless a Director has previously been excused by the Chairman of the Board for good cause. Committee memberships and the number of meetings of the full Board and its Committees held during the fiscal year 2017 are set forth in the table below. When feasible and appropriate, it is the practice of the Board to hold its regular Committee meetings in conjunction with the regular meetings of the Board of Directors.

Each Committee (other than the Executive Operations Committee) is governed by a written charter that has been adopted by the Board. A copy of each Committee’s charter is posted on the Company’s website at www.ruger.com, and is available in print to any stockholder who requests it by contacting the Corporate Secretary as set forth in “STOCKHOLDER AND INTERESTED PARTY COMMUNICATIONS WITH THE BOARD OF DIRECTORS” below.

Membership and Meetings of the Board and its Committees Table For Year 2017

Name	Board of Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Risk Oversight Committee	Capital Policy Committee
C. Michael Jacobi	Chairman		Member
John A. Cosentino, Jr.	Lead Vice Chairman	Member	Member	Chair
Amir P. Rosenthal	Member	Member		Member	Chair	Member
Ronald C. Whitaker	Member	Member	Chair
Phillip C. Widman	Member	Chair			Member	Member
Terrence G. O’Connor	Member			Member	Member	Chair
Sandra S. Froman	Member		Member	Member	Member
Michael O. Fifer	Vice Chairman					Member
Christopher J. Killoy	Member
Total Number of Meetings	12	5	2	1	4	4

committees of the board

Audit Committee

In 2017, the members of the Audit Committee of the Board were Phillip C. Widman, John A. Cosentino, Jr., Amir P. Rosenthal and Ronald C. Whitaker. Mr. Widman serves as Chairman of the Audit Committee. All members of the Audit Committee are considered “independent” for purposes of service on the Audit Committee under the rules of the NYSE, including Rule 303A thereof, and Rule 10A-3 of the Securities and Exchange Act of 1934, as amended (the

“Exchange Act”). All members of the Audit Committee are financially literate and have a working familiarity with basic finance and accounting practices. In addition, the Company has determined that each of Messrs. Cosentino, Rosenthal, Whitaker and Widman is a audit committee financial expert as defined by the SEC rules and regulations.

The purpose of the Audit Committee is to provide assistance to the Board in fulfilling its responsibility with respect to its oversight of: (i) the quality and integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the Company’s internal audit function and independent auditors. In addition, the Audit Committee prepares the report required by the SEC rules included in this Proxy Statement.

The Audit Committee held five meetings during 2017. One member of the Audit Committee missed one meeting during his tenure in 2017. All other members of the Audit Committee attended all meetings of the committee during their 2017 tenure. The Annual Report of the Audit Committee is included in this Proxy Statement.

Report of the Audit Committee*

Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the audited financial statements.

RSM US LLP is the independent registered public accounting firm appointed by the Company, and ratified by the Company’s stockholders on May 9, 2017, to serve as the Company’s independent auditors for the 2017 fiscal year. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by PCAOB Auditing Standard 16 (Communications with Audit Committees). In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company, and has received the written disclosures and the letter from the independent auditors as required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence” and RSM US LLP’s report regarding its internal controls as required by NYSE Rule 303A.07. The Audit Committee also has considered whether RSM US LLP’s provision of non-audit services to the Company is compatible with maintaining its independence from the Company.

The Audit Committee discussed with the independent auditors the overall scope and plans for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held five meetings during fiscal year 2017.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.

The Audit Committee’s responsibility is to monitor and oversee the audit and financial reporting processes.  However, the members of the Audit Committee are not practicing certified public accountants or professional auditors and rely, without independent verification, on the information provided to them and on the representations made by management, and the report issued by RSM US LLP.

AUDIT COMMITTEE
Phillip C. Widman, Chairman
John A. Cosentino, Jr.
Amir P. Rosenthal
Ronald C. Whitaker

February 16, 2018

*	The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under either the Securities Act of 1933, as amended, or the Exchange Act (together, the "Acts"), except to the extent that the Company specifically incorporates such report by reference; and further, such report shall not otherwise be deemed to be "soliciting material" or "filed" under the Acts.

Compensation Committee

In 2017, the members of the Compensation Committee of the Board were Ronald C. Whitaker, John A. Cosentino, Jr., C. Michael Jacobi and Sandra S. Froman. Mr. Whitaker serves as Chairman of the Compensation Committee. All members of the Compensation Committee are considered “independent” for purposes of service on the Compensation Committee under the rules of the NYSE, including Rule 303A thereof.

The purposes of the Compensation Committee are: (i) discharging the responsibilities of the Board with respect to the compensation of the Chief Executive Officer of the Company, the other executive officers of the Company and members of the Board; (ii) establishing and administering the Company’s cash-based and equity-based incentive programs; and (iii) producing an annual report on executive compensation to be included in the Company’s annual Proxy Statement, in accordance with the rules and regulations of the NYSE and the SEC, and any other applicable rules or regulations. The Compensation Committee has the authority to form and delegate authority to one or more subcommittees, made up of one or more of its members, as it deems appropriate from time to time.

The Compensation Committee held two meetings during 2017. All members of the Compensation Committee attended both meetings of the Committee. The annual Compensation Committee Report on Executive Compensation is included in this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

During the 2017 fiscal year, none of the Company’s executive officers served on the board of directors of any entities whose directors or officers serve on the Company’s Compensation Committee. No current or past executive officers of the Company serve on the Compensation Committee.

Compensation Committee Report on Executive Compensation *

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Ronald C. Whitaker, Chairman
C. Michael Jacobi
John A. Cosentino, Jr.
Sandra S. Froman

March 15, 2018

*	The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing of the Acts, except to the extent that the Company specifically incorporates such report by reference; and further, such report shall not otherwise be deemed to be "soliciting material" or "filed" under the Acts.

Nominating and Corporate Governance Committee

In 2017, the members of the Nominating and Corporate Governance Committee of the Board were John A. Cosentino, Jr., Sandra S. Froman, Amir P. Rosenthal and Terrence G. O’Connor. Mr. Cosentino serves as Chairman of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee is responsible to the Board for identifying, vetting and nominating potential Directors and establishing, maintaining and supervising the corporate governance program. Some of these responsibilities are discussed in more detail below.

The Nominating and Corporate Governance Committee held one meeting during 2017. All members of the Committee attended such meeting.

As required under its charter, the Nominating and Corporate Governance Committee has adopted criteria for the selection of new Directors, including, among other things, career specialization, technical skills, strength of character, independent thought, practical wisdom, mature judgment and cultural, gender and ethnic diversity. The Committee considers it important for Directors to have experience serving as a chief executive or financial officer (or another, similar position) in finance, audit, manufacturing, advertising, military or government, and to have knowledge and familiarity of firearms and the firearms industry. The Committee will also consider any such qualifications as required by law or applicable rule or regulation, and will consider questions of independence and conflicts of interest. In addition, the following characteristics and abilities, as excerpted from the Company’s Corporate Board Governance Guidelines, will be important considerations of the Nominating and Corporate Governance Committee:

•	Personal and professional ethics, strength of character, integrity and values;

•	Success in dealing with complex problems or having excelled in a position of leadership;

•	Sufficient education, experience, intelligence, independence, fairness, ability to reason, practicality, wisdom and vision to exercise sound and mature judgment;

•	Stature and capability to represent the Company before the public and the stockholders;

•	The personality, confidence and independence to undertake full and frank discussion of the Company’s business assumptions;

•	Willingness to learn the business of the Company, to understand all Company policies and to make themselves aware of the Company’s finances;

•	Willingness at all times to execute their independent business judgment in the conduct of all Company matters;

•	Diversity of skills, attributes and experience which augment the composition of the Board in execution of its oversight responsibilities to the benefit to the Company; and

•	Cultural, gender and ethnic diversity.

The charter also grants the Nominating and Corporate Governance Committee the responsibility to identify and meet individuals believed to be qualified to serve on the Board and recommend that the Board select candidates for directorships. The Nominating and Corporate Governance Committee’s process for identifying and evaluating nominees for Director, as set forth in the charter, includes inquiries into the backgrounds and qualifications of candidates. These inquiries include studies by the Nominating and Corporate Governance Committee and may also include the retention of a professional search firm to be used to assist it in identifying or evaluating candidates.

The Nominating and Corporate Governance Committee has a written policy which states that it will consider Director candidates recommended by stockholders. There is no difference in the manner in which the Nominating and Corporate Governance Committee will evaluate nominees recommended by stockholders and the manner in which it evaluates candidates recommended by other sources. Shareholder recommendations for the nomination of directors should set forth (a) as to each proposed nominee, (i) their name, age, business address and, if known, residence address, (ii) their principal occupation or employment, (iii) the number of shares of stock of the Company which are beneficially owned by each such nominee and (iv) any other information concerning the nominee that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to be named as a nominee and to serve as a Director of the Company if elected); (b) as to the shareholder giving the notice, (i) their name and address, as they appear on the Company’s books, (ii) the number of shares of the Company which are beneficially owned by such shareholder and (iii) a representation that such shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; and (c) as to the beneficial owner, if any, on whose behalf the nomination is made, (i) the name and address of such person and (ii) the class and number of shares of the Company which are beneficially owned by such person. The Company may require any proposed nominee to furnish such other information as it may reasonably need to determine the eligibility of a proposed nominee to serve as a Director of the Company, including a statement of the qualifications of the candidate and at least three business references. All recommendations for nomination of Directors should be sent to the Corporate Secretary, Sturm, Ruger & Company, Inc., 1 Lacey Place, Southport, CT 06890. The Corporate Secretary will accept such recommendations and forward them to the Chairman of the Nominating and Corporate Governance Committee. In order to be considered for inclusion by the Nominating and Corporate Governance Committee as a candidate at the Company’s next Annual Meeting of Stockholders, stockholder recommendations for Director candidates must be received by the Company in writing delivered or mailed by first class United States mail, postage prepaid, no earlier than January 9, 2019 (120 days prior to the first anniversary of this year’s Annual Meeting of Stockholders) and no later than February 8, 2019 (90 days prior to the first anniversary of this year’s Annual Meeting of Stockholders).

The Company has not rejected any Director candidates put forward by a stockholder or group of stockholders who beneficially owned more than 5% of the Company’s Common Stock for at least one year prior to the date of the recommendation.

Risk Oversight Committee

In 2017, the members of the Risk Oversight Committee were Amir P. Rosenthal, Phillip C. Widman, Terrence G. O’Connor and Sandra S. Froman. Amir P. Rosenthal serves as Chairman of the Risk Oversight Committee.

The Board established the Risk Oversight Committee in 2010 to collaborate with the Company’s executive team in assisting the Board in fulfilling its responsibility with respect to the Company’s enterprise risk management oversight. The Risk Oversight Committee’s responsibilities and roles are as follows:

•	To monitor all enterprise risk. In doing so, the Committee recognizes the responsibilities delegated to other committees of the Board, and understands that the other committees of the Board may emphasize specific risk monitoring through their respective activities.

•	To receive, review and discuss regular reports from senior management in areas of material risk to the Company, including operational, financial, legal and regulatory, strategic, reputational and industry-related risks.

•	To discuss with management the Company’s major risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessments and risk management policies.

•	To study or investigate any matter of interest or concern that the Committee deems appropriate.

The Risk Oversight Committee held four meetings during 2017. All members of the Committee attended all of the meetings of the Committee during 2017.

Capital Policy Committee

In 2017, the members of the Capital Policy Committee were Terrence G. O’Connor, Amir P. Rosenthal, Phillip C. Widman, and Michael O. Fifer. Terrence G. O’Connor serves as Chairman of the Capital Policy Committee.

The Board established the Capital Policy Committee in 2016 to help the Board fulfill its responsibility for the Company’s capital allocation oversight. The Capital Policy Committee’s responsibilities and roles are as follows:

•	To ensure that the Company has a clearly articulated plan for capital structure, dividend policy and share repurchases that considers future growth plans, business and financial risks, and financial and regulatory constraints.
•	To discuss with management the Company’s major internal capital investments, and monitor the effectiveness of such investments as a whole.
•	To review all significant proposed external transactions, such as mergers, acquisitions, divestitures, joint ventures and equity investments.
•	To ensure that share repurchases by the Company, if any, are executed pursuant to a program that has been reviewed by legal counsel to ensure that the applicable legal requirements have been satisfied.

The Capital Policy Committee held four meetings during 2017. All members of the Committee attended all of the meetings of the Committee during 2017.

director compensation

The Board believes that compensation for the Company’s non-management Directors should be a combination of cash and equity-based compensation. The Directors and the Compensation Committee annually review Director compensation utilizing published compensation studies. Any recommendations for changes are made to the full Board by the Compensation Committee.

Directors’ Fees and Other Compensation

In 2010, the Board approved a fee schedule whereby non-management Directors receive annual retainer compensation as follows: Chairman of the Board $140,000; Vice Chairman of the Board $130,000; all others $100,000. The retainer compensation is paid as 2/3 in cash and 1/3 in one-year restricted stock grants. In addition to the annual retainer fees, all non-management Directors receive annual long-term equity compensation of $50,000 paid in the form of three-year restricted stock units. All non-management Directors also receive long-term equity compensation of $100,000, in the form of five-year restricted stock units, upon joining the Board of Directors.

Effective January 1, 2017, the Board approved a revised fee schedule whereby non-management Directors receive base annual retainer compensation as follows: Chairman of the Board $140,000; Vice Chairman of the Board $120,000; all others $100,000. Committee Chairpersons receive the following additional annual retainer:

Audit	$15,000
Capital Policy	$10,000
Compensation	$10,000
Nominating and Corporate Governance	$10,000
Risk Oversight	$10,000

Members of the Executive Operations Committee, an informal non-chartered subcommittee of the Board, receive an additional retainer of $30,000 annually. Equity-based compensation was not changed.

The Company’s one management Director, Chief Executive Officer Christopher J. Killoy, did not receive compensation for his service as a member of the Board of Directors.

On May 9, 2017, the annual restricted shares awarded on May 9, 2016 vested and the related shares were issued to the then-current non-management Directors. On May 9, 2017, the long-term restricted stock awarded on May 9, 2014 vested and the related shares were issued to the then-current non-management Directors. In addition, on May 12, 2017, four business days after the 2017 Annual Meeting of Stockholders, the then-current non-management Directors were granted their 2017 annual and long-term awards of restricted stock.

On August 1, 2016, the Company entered into a transition services and consulting agreement (the “Fifer Agreement”) with Mr. Fifer, who resigned as Chief Executive Officer of the Company on May 9, 2017. The Fifer Agreement provides for (i) Mr. Fifer to continue to serve as Chief Executive Officer of the Company from August 1, 2016 until May 9, 2017, (ii) Mr. Fifer to provide certain consulting, advisory and other services to the Company for 6 years beginning May 9, 2017, (iii) the Company to compensate Mr. Fifer for such services at the rate of $350,000 per annum, (iv) the continued vesting of Mr. Fifer’s existing restricted stock unit awards during the period he provides such services and (v) a prohibition against Mr. Fifer engaging in certain activities that compete or interfere with the Company from August 1, 2016 through the second anniversary of the end of the period he is providing services under the Fifer Agreement. The compensation paid to Mr. Fifer under the Fifer Agreement is not related to, or predicated upon, his past, present or future service as a Director.

On August 1, 2016, the Company entered into an agreement (the “Killoy Agreement”) with Mr. Killoy, who became the Chief Executive Officer of the Company on May 9, 2017. The Killoy Agreement provides for (i) Mr. Killoy to serve as Chief Executive Officer of the Company from and after May 9, 2017, (ii) the Company to pay Mr. Killoy a base salary at a rate of not less than $500,000 per annum while he serves as the Chief Executive Officer, (iii) Mr. Killoy to be eligible to receive, during the period he serves as Chief Executive Officer of the Company, an annual target cash bonus, annual performance equity-based incentive compensation and annual retention equity-based incentive compensation, each equal to 100% of his base salary, (iv) Mr. Killoy to receive 24 months of severance, in a lump sum, and continued insurance benefits, if Mr. Killoy is terminated without cause, resigns for good reason (as defined in the Killoy Agreement) or there is a Change in Control (as defined in the Company’s 2017 Stock Incentive Plan) and a subsequent reduction of his salary or a diminution of his duties and thereafter he or the Company terminates his employment and (v) a prohibition against Mr. Killoy engaging in certain activities that compete or interfere with the Company during his employment with the Company and for 2 years thereafter. The compensation paid to Mr. Killoy under the Killoy Agreement is not related to, or predicated upon, his past, present or future service as a Director.

Directors are covered under the Company’s business travel accident insurance policy for $1,000,000 while traveling on Company business, and are covered under the Company’s director and officer liability insurance policies for claims alleged in connection with their service as Directors.

All Directors were reimbursed for reasonable out-of-pocket expenses related to attendance at Board, Committee and stockholder meetings.

Directors’ Compensation Table For Year 2017

The following table reflects the compensation received during the 2017 fiscal year by each non-management Director.

Name	Fees Earned or Paid in Cash (1) ($)	Number of Shares Underlying Stock Awards (#)	Stock Awards (2) ($)	Other Compensation (3) ($)	Total Director Compensation (4) ($)

C. Michael Jacobi	$113,333	1,696	$106,667	$4,530	$224,530

John A. Cosentino, Jr.	$106,667	1,643	$103,333	$4,437	$214,437

Amir P. Rosenthal	$93,333	1,537	$96,667	$4,162	$194,162

Ronald C. Whitaker	$73,333	1,378	$86,667	$4,162	$164,162

Phillip C. Widman	$76,667	1,404	$83,333	$4,162	$164,162

Terrence G. O’Connor	$73,333	1,378	$86,667	$5,842	$165,842

Sandra S. Froman	$66,667	1,325	$83,333	$917	$150,917

Michael O. Fifer (5)	$48,571	1,431	$90,000	$0	$138,571

Notes to Directors’ Compensation Table

(1)	See “DIRECTORS’ FEES AND OTHER COMPENSATION” above.
(2)	Represents aggregate grant date fair value of non-qualified equity awards made to each non-management director on May 12, 2017 under the 2017 Stock Incentive Plan in accordance with the Director annual fee schedule approved in 2010. The amounts shown represent the full grant date fair value of the awards calculated in accordance with the provisions of FASB ASC 718, and are shown at the maximum unit value expected upon the attainment of the time-based vesting of the awards.
(3)	Consists of accrued dividends paid upon the May 9, 2017 vesting and conversion of restricted stock units awarded to each Director as described above.
(4)	The Company’s non-management Directors do not receive non-equity incentive plan compensation, stock options, pension benefits or non-qualified deferred compensation.
(5)	No compensation was paid to Mr. Fifer for his service on the Board of Directors during the portion of the 2017 fiscal year during which he served as the Company’s Chief Executive Officer.

Directors’ and Executive Officers’ Beneficial Equity Ownership

The Board has established a minimum equity ownership requirement for independent, non-management Directors of five times their annual base cash retainer to be achieved within five years of the date of adoption or the date of a Director’s election. As Directors are expected to hold a meaningful ownership position in the Company, a significant portion of overall Director compensation is intended to be in the form of Company equity. This has been partially achieved through options granted to the non-management Directors under the 2001 Stock Option Plan for Non-Employee Directors or the 2007 Stock Incentive Plan and through the annual deferred equity awards made to the Directors under the 2007 Stock Incentive Plan and the 2017 Stock Incentive Plan. The Board has also established a minimum equity ownership requirement for the Company’s Chief Executive Officer of three times his base salary, and for the Company’s other Named Executive Officers of two times their respective base salaries, to be achieved within five years of their appointment. The current amounts of Common Stock beneficially owned by each Director and Named Executive Officer may be found in the “BENEFICIAL OWNERSHIP OF DIRECTORS AND MANAGEMENT TABLE” below.

BENEFICIAL OWNERSHIP OF DIRECTORS AND MANAGEMENT TABLE

The following table sets forth certain information as of March 15, 2018 as to the number of shares of the Company’s Common Stock beneficially owned by each Director, Named Executive Officer and all Directors and Executive Officers of the Company as a group.

Name	Beneficially Owned Shares of Common Stock	Stock Options Currently Exercisable or to Become Exercisable within 60 days after March 15, 2018	Total Shares Beneficially Owned	Percent of Class
Non-Management Directors:
C. Michael Jacobi	16,662	0	16,662	*
John A. Cosentino, Jr.	24,871	0	24,871	*
Amir P. Rosenthal	17,842	5,472	23,314	*
Ronald C. Whitaker	24,839	0	24,839	*
Phillip C. Widman	44,549	0	44,549	*
Terrence G. O’Connor	8,275	0	8,275	*
Sandra S. Froman	4,879	0	4,879	*
Michael O. Fifer (also a Named Executive Officer in 2017)	203,806		203,806	1.2%

Christopher J. Killoy (also a Director)	157,026	0	157,026	0.9%
Thomas A. Dineen	79,925	0	79,925	*
Thomas P. Sullivan	64,473	0	64,473	*
Shawn C. Leska	32,236	0	32,236	*
Mark T. Lang.	29,280	0	29,280	*
Directors and executive officers as a group: (8 non-management Directors, 1 Director who is also an executive officer and 8 other executive officers)	788,846	5,472	794,318	4.6%

Notes to Beneficial Ownership Table

*	Beneficial owner of less than 1% of the outstanding Common Stock of the Company.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and Directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, Directors and greater-than-10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of the Section 16(a) report forms furnished to the Company and written representations that no other reports were required, that with respect to the period from January 1, 2017 through December 31, 2017, except as noted below, all such forms were filed in a timely manner by the Company’s officers, Directors and greater-than-10% beneficial owners:

Sarah Colbert, Michael Wilson, and Robert Werkmeister were appointed officers of the Company, effective June 1, 2017.  Due to an administrative oversight, their respective Form 3’s relating to their appointments were not filed until August 11, 2017.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

The Board has a policy of monitoring and reviewing issues involving potential conflicts of interest, and reviewing and approving all related party transactions.

The Company contracted with the National Rifle Association (“NRA”) for some of its promotional and advertising activities, primarily the 2016 “Ruger $5 Million Match Campaign” and the 2015-16 “2.5 Million Gun Challenge”. The Company paid the NRA $0.8 million in 2017. Ms. Froman serves as a Member of the Board of the NRA.

As discussed above under “DIRECTOR COMPENSATION,” Mr. Fifer, the former Company’s Chief Executive Officer, entered into a transition services and consulting agreement with the Company on August 1, 2016, pursuant to which he has agreed to provide certain consulting, advisory and other services to the Company for 6 years beginning on May 9, 2017, when he resigned as the Chief Executive Officer.

There were no other related-party transactions in 2017.

principal stockholders

The following table sets forth as of March 15, 2018 the ownership of the Company’s Common Stock by each person of record or known by the Company to beneficially own more than 5% of such stock.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1) (#)	Percent of Class (%)
Common Stock	Black Rock Inc. 40 East 52nd Street New York, NY 10022	2,948,467	16.9%
Common Stock	The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	1,659,697	9.5%
Common Stock	Capital World Investors 333 South Hope Street Los Angeles, CA 90071	1,490,248	8.5%
Common Stock	The London Company 1801 Bayberry Court, Suite 301 Richmond, VA 23226	1,353,687	7.8%

Notes to Principal Stockholder Table

(1)	Such information is as of December 31, 2017 and is derived exclusively from Schedules 13G or Schedules 13G/A filed by the named beneficial owners on or before March 15, 2018.

Proposal No. 2 - ratification of independent auditors

Principal Accountants’ Fees and Services

The following table summarizes the fees incurred by the Company for professional services rendered by RSM US LLP during fiscal years 2017 and 2016.

Principal Accountants’ Fees
	2017	2016
Audit Fees	$710,000	$ 692,000
Audit-Related Fees	$ 26,000	$ 26,000
Tax Fees	$ 14,500	$ 14,000
All Other Fees	$ -	$ -
Total Fees	$750,500	$732,000

Audit Fees

Consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements, the audit of internal controls over financial reporting per Section 404 of the Sarbanes-Oxley Act and the review of interim consolidated financial statements included in quarterly reports.

Audit - Related Fees

Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include audits of the Company’s employee benefit and compensation plans.

Tax Fees

Consist of fees billed for professional services for tax assistance, including pre-filing reviews of original and amended tax returns for the Company.

All Other Fees

Consist of fees billed for professional services related to miscellaneous matters including transaction advisory services and financial due diligence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

It is the policy of the Audit Committee to meet and review and approve in advance, on a case-by-case basis, all engagements by the Company of permissible non-audit services or audit, review or attest services for the Company to be provided by the independent auditors, with exceptions provided for de minimis amounts under certain circumstances as prescribed by the Exchange Act. The Audit Committee may, at some later date, establish a more detailed pre-approval policy pursuant to which such engagements may be pre-approved without a meeting of the Audit Committee. Any request to perform any such services must be submitted to the Audit Committee by the independent auditors and management of the Company and must include their views on the consistency of such request with the SEC’s rules on auditor independence.

All of the services of RSM US LLP which consisted of Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees described above were approved by the Audit Committee in accordance with its policy on permissible non-audit services or audit, review or attest services for the Company to be provided by its independent auditors, and no such approval was given through a waiver of such policy for de minimis amounts or under any of the other circumstances as prescribed by the Exchange Act.

Representatives of RSM US LLP will be present at the Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Board of Directors Recommendation

The Board of Directors recommends a vote “FOR” the ratification of RSM US LLP as the Company’s independent auditors.

PROPOSAL No. 3 – ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and Section 14A of the Exchange Act, enables stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s executive officers as disclosed in this Proxy Statement in accordance with applicable SEC rules. This vote, commonly known as a “say-on-pay” vote, provides stockholders with the opportunity to express their views on our executive officers’ compensation. The vote is not intended to address any specific item of our executive compensation, but rather the overall compensation of the Company’s executive officers and the philosophy, policies and practices described in this Proxy Statement.

As described in the section of this Proxy Statement entitled “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, retain, and motivate talented individuals with the executive experience and leadership skills necessary for us to increase stockholder value by driving long-term growth in revenue and profitability. We seek to provide executive compensation that is competitive with companies that are similar to the Company. We also seek to provide near-term and long-term financial incentives that reward well-performing executives when strategic corporate objectives designed to increase long-term stockholder value are achieved. We believe that executive compensation should include base salary, cash incentives and equity awards. We also believe that our executive officers’ base salaries should be set at competitive levels relative to comparable companies, and cash and equity incentives should generally be set at levels that give executives the opportunity to achieve above-average total compensation reflecting above-average Company performance. In particular, our executive compensation philosophy is to promote long-term value creation for our shareholders by rewarding improvement in selected financial metrics, and by using equity incentives. Please see our “Compensation Discussion and Analysis” and related compensation tables for detailed information about our executive compensation programs, including information about the fiscal 2017 compensation of our Named Executive Officers.

Text of Resolution:

“RESOLVED, that the compensation of the Named Executive Officers as disclosed in the Compensation Discussion and Analysis approved by the Compensation Committee of the Board and included in the Corporation’s 2018 Proxy Statement be submitted to a nonbinding advisory vote of the stockholders of the Corporation (the “Say on Pay Vote”) at the 2018 Annual Meeting of Stockholders.”

The say-on-pay vote is advisory, and, therefore, not binding on the Company, the Board of Directors or the Compensation Committee of the Board of Directors. Our Board of Directors and Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. The Company held a say-on-pay vote in connection with the 2017 Annual Meeting of Stockholders and currently intends to hold a say-on-pay vote on an annual basis hereafter.

Board of Directors Recommendation

The Board of Directors recommends a vote “FOR” approval of the compensation policies and practice employed by the Compensation Committee, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding the Named Executive Officer compensation in this Proxy Statement.

PROPOSAL No. 4 – SHAREHOLDER PROPOSAL

The Sisters of the Holy Names of Jesus and Mary of Marylhurst, Oregon (hereinafter referred to as the “Proponent”), which owns the requisite share of Common Stock for such purposes, has notified the Company that they intend to present the following proposal at the Annual Meeting. Identical proposals were received from other Company stockholders after the Proponent. The proposal, as submitted, reads as follows:

“Gun Safety

2018 – Sturm, Ruger & Company, Inc.

RESOLVED: Shareholders request the Board of Directors issue a report by February 8, 2019, at reasonable expense and excluding proprietary information, on the company's activities related to gun safety measures and the mitigation of harm associated with gun products, including the following:

•	Evidence of monitoring of violent events associated with products produced by the company.
•	Efforts underway to research and produce safer guns and gun products.
•	Assessment of the corporate reputational and financial risks related to gun violence in the U.S.

SUPPORTING STATEMENT:

Gun violence is a public health crisis with extraordinary human and financial costs. Given our commitment to safety and responsibility, it is imperative that we assess all options for decreasing the societal impact of gun violence and mitigate financial and reputational risks for the company.

The Gun Violence Archive's recent research found gun homicides up 12% and gun injuries up 50% year-after-year from 2014 – 2017.

A recent Harvard and Northeastern University Study approximated 265 million guns in the U.S. with a population of only 242 million adults – more than one gun per adult. It further found that 55 million Americans own guns and 3% of the population own half the total number of guns in the country, averaging 17 per super owner.

The New England Journal of Medicine published research demonstrating that living in a home with guns increased the risk of homicide by 40 to 170% and the risk of suicide by 90 to 460%.

An estimated 1.69 million children live in a home with firearms according to research published in the Journal of Pediatrics. Research in the Archives of Pediatric and Adolescent Medicine found 29% of parents with children 12 years or younger, and 42% of parents with children ages 13 to 17 have unlocked firearms in the home.

Despite being a contentious issue, a recent Quinnipiac Poll shows public support for sensible gun policy at all all-time high. Background checks are now favored by 95% of the population likely to vote. Survey participants also supported: A ban on sales of assault weapons (65%); a ban on sales of guns to people convicted of a violent crime (91%); banning gun modifications that convert weapons to fully automatic capabilities (74%); and stricter regulations on ammunition sales (62%).

While efforts to bring smart guns to the U.S. have been unsuccessful to date, the technology exists and there is reason to believe they could significantly reduce accidental shootings and suicides. Additionally, a recent study in the American Journal of Public Health found that almost 60% of Americans would be willing to buy a smart gun when considering a purchase.

According to the Violence Policy Center, since 1987 Sturm Ruger & Co., Inc. products have been used in 7 mass shootings, responsible for killing 60 people and wounding 70 more. Evidence shows that the American public, in ever greater numbers, is demanding safer guns and responsible firearm manufacturers.

We urge shareholders to vote for this proposal.

The Company will provide information to stockholders regarding the address and number of shares of Common Stock held by the Proponent promptly upon receipt of an oral or written request for such information.

Board of Directors Recommendation

The Board of Directors recommends a vote “AGAINST” the above proposal. The Company of course does not condone violence involving the misuse of firearms, but we believe that the intentional criminal misuse of firearms is beyond our control. Similarly, the constitutional right of firearms ownership carries with it certain responsibilities and the Company has long advocated the safe and responsible ownership and use of firearms. Our motto, “Arms Makers for Responsible Citizens,” exemplifies our corporate culture and is demonstrated by the manner in which the Company conducts itself and its business. As described more fully below, we believe that the overall objectives of the proposal are already being met.

The Company utilizes a two-tier distribution model. The Company sells only to independent, federally licensed distributors of firearms. Our Sales Policy requires the independent, federally licensed distributors of our products to sell only to federally licensed firearms retailers having a regular place of business with scheduled business hours on premises where such business use is permitted by law, and where products are displayed to the shooting public. As these retailers must have a Federal Firearms License (“FFL”), they are obligated to perform all required background checks and, of course, may not sell to prohibited persons. Thus, before a new Ruger firearm can legally reach an end consumer, three, federally regulated transactions are required.

We pride ourselves on being innovative, and many of our innovations relate to safety. Ruger was the first Company to invent a way to incorporate a transfer bar into a Colt-type, single-action revolver, and we received patents as a result. Since then, we have received numerous other, safety-related patents and have incorporated an array of safety features into our firearms for customers who desire them.

Despite assertions to the contrary, effective “smart gun” technology does not exist; those devices advanced thus far have proven unreliable, easily defeated, or both. Fundamentally, the advocated purpose of so-called “smart guns” is to prevent unauthorized access to firearms. In fact, the Company has been shipping locks with its pistols and revolvers since 1987 – for 30 years. We began shipping cable locking devices with rifles and shotguns in 1999 and have continuously shipped all new firearms with locking devices since then. Our locks have been submitted to an independent test laboratory and passed the California protocol, among others. The instruction manuals accompanying our firearms describe how to properly apply the locking devices and remind owners of their responsibility to store firearms safely and responsibly. These devices, if properly used, can help prevent unauthorized access without the complexities and drawbacks of “smart guns.”

Like many companies, we receive proposals from well-meaning stockholders. Many are commendable, and their objectives often are aligned with our values. As evidenced by our track record of safety innovation, we believe that firearms safety is a laudable and appropriate goal. However, we also believe that adequate safety practices and procedures are available. Similarly, existing laws, if properly enforced, are sufficient to address the “public health crisis” of gun violence which, first and foremost, is a law enforcement issue.

COMPENSATION DISCUSSION AND ANALYSIS

How Did the Company Perform in 2017 and How Did We Compensate our Executives?

2017 was a challenging year for the firearms industry. The Company’s sales decreased 21% and earnings per share decreased 37%. The decline in business was largely attributable to:

•	Decreased overall consumer demand in 2017 due to stronger-than-normal demand during most of 2016, likely bolstered by the political campaigns for the November 2016 elections,
•	Reduced purchasing by retailers in an effort to reduce their inventories and generate cash,
•	Aggressive price discounting and lucrative consumer rebates offered by many of our competitors, and
•	Excess industry manufacturing capacity, which exacerbated the above factors.

Despite the difficult environment, in 2017 the Company was able to:

•	Generate $101 million of cash from operations and end the year with a cash balance of $63 million.

•	Return $89 million to its shareholders through the repurchase of 1.3 million shares of our common stock in the open market at an average price of $49.10 per share, for a total of $65 million, and the payment of $24 million of dividends.

Based on the 2017 performance, the Compensation Committee made the following compensation determinations with respect to the 2017 compensation for our Named Executive Officers:

•	Authorized the achievement of our performance-based non-equity incentive at 31.7% of target for all eligible non-officer employees;
•	Authorized a discretionary bonus of 31.7% of target for the Company officers;
•	Authorized a Company-wide profit-sharing pool equal to 15% of the adjusted operating profit after full accrual of the profit sharing and bonuses; and
•	The Compensation Committee determined that the performance criteria for the 2017, 2016, 2015 and 2014 annual performance-based equity awards were not achieved.

Our Committee believes that these actions related to incentive compensation illustrate the alignment of our pay and performance for 2017. In light of the Company’s financial accomplishments and our pay-for-performance philosophy, the Compensation Committee recommends that our shareholders vote “FOR” this year’s resolution to approve the Named Executive Officer (“NEO”) compensation as described in this Proxy Statement.

What are the Company’s Philosophy and Objectives Regarding Compensation?

The Company’s executive compensation program is designed to align and reward both corporate and individual performance in an environment that reflects commitment, responsibility and adherence to the highest standards of ethics and integrity. Recognition of both individual contributions as well as overall business results permits an ongoing evaluation of the relationship between the size and scope of the Company’s operations, its performance and its executive compensation.

As a result of the Company’s equity and non-equity incentive plan awards, more than one half of the Named Executive Officers’ target compensation for 2018 is considered “at risk” and linked directly to corporate performance.

What Are the Elements of the Company’s Executive Remuneration and the Objectives of Each?

Remuneration Element	Description	Primary Objectives
Base Salary	Reflects fixed compensation.	• Attract and retain employees over time • Provide a base level of total compensation to reflect an individual’s role and responsibilities
Annual Incentive	Comprised of a performance-based annual bonus and a profit-sharing program.	• Focus executives and employees on important short-term Company-wide performance goals • Recognize and reward overall annual business results and individual / team contributions
Equity Compensation

Annual performance-based restricted stock units with performance-based and time-based vesting criteria (double-trigger for vesting).

Certain executives also receive annual awards of restricted stock units. Certain of these awards have performance-based and time-based vesting criteria (double-trigger for vesting) and others have time-based vesting triggers.

Responding to shareholder feedback and to align more closely with broader market practices, the Compensation Committee made changes to the performance-based equity compensation program for 2016 and 2017 to tie performance awards to relative total shareholder return. In 2018, in addition to relative total shareholder return, the performance-based awards are expected to also be based on, and measured against, the achievement of target return on net operating assets.

• Focus executives and employees on important long-term Company-wide performance goals including increases to the Company’s stock price over a period of several years, growth in its earnings per share and other measurements of corporate performance

• Align our executives with the interests of shareholders and deliver a superior rate of return

• Retain executives and employees over time

Health, Welfare and Retirement Benefits	Generally reflect those benefits provided to our broad employee population.	• Attract and retain employees over time • Provide for the safety, security and wellness of employees
Severance Arrangements	Specific severance agreements for Officers that provide benefits when employment terminates as a result of a change in control or by the Company without cause.	• Facilitate the Company’s ability to attract and retain talented executives • Encourage executives and employees to remain focused on the Company’s business during times of corporate change

How Does the Company Determine the Amount/Formula for Each Element?

Generally, each element of compensation, including base salaries and performance-based bonus and equity incentive opportunities, is evaluated independently and as a whole to determine whether it is competitive and reasonable within the market, as further described below. Each component of the target compensation for each of the Named Executive Officers is recommended by the Compensation Committee to the Board after:

•	Evaluating each executive’s current responsibilities and the scope and performance of the operations under their management;
•	Reviewing their individual experience and performance; and

•	Evaluating the balance of equity and non-equity compensation for each executive with the goal of fairly rewarding individual and group performance results.

The Compensation Committee also periodically evaluates components of each Named Executive Officer’s target compensation using benchmarking studies, as reported in the Company’s proxy statements for prior fiscal years. The Compensation Committee did not retain a compensation consultant to prepare benchmarking studies for the 2017 fiscal year.

As a result of these analyses, the Compensation Committee concluded that the total compensation of its executives fell within the parameters set by the Compensation Committee for relating executive compensation to Company performance.

How are Salaries Determined?

Salaries for executive officers are determined by considering the following factors without applying any specific formula to determine the weight of each factor:

•	current responsibilities of the officer’s position, the scope and performance of the operations under their management;
•	the experience and performance of the individual;
•	market rates for compensation of new executives being recruited to the Company and by comparing those salaries to recruiting offers made to the Company’s executives by competitors; and
•	historical salaries paid by the Company to officers having certain duties and responsibilities.

The Compensation Committee has historically followed a policy of using performance-based incentive bonus awards in addition to base salary to reward outstanding performance. Base salaries are not typically adjusted each year.

NAMED EXECUTIVE OFFICERS’ BASE SALARIES

Name	2017 Base Salary	Effective Date	2018 Base Salary	Effective Date
Christopher J. Killoy(a)	$500,000	May 9, 2017	$500,000	May 9, 2017
Thomas A. Dineen	$300,000	March 1, 2016	$350,000	July 1, 2017
Thomas P. Sullivan	$300,000	March 1, 2016	$350,000	July 1, 2017
Shawn C. Leska	$240,000	November 6, 2015	$240,000	November 6, 2015
Michael O. Fifer (b)	$575,000	March 1, 2016	$0	May 9, 2017
Mark T. Lang (c)	$300,000	March 1, 2016	$0	January 1, 2018

(a)	See “DIRECTORS’ FEES AND OTHER COMPENSATION,” above, for a summary of Mr. Killoy’s compensation structure following his appointment as the Chief Executive Officer on May 9, 2017.

(b)	Mr. Fifer resigned as Chief Executive Officer effective May 9, 2017.

(c)	Mr. Lang resigned as Group Vice President effective December 31, 2017.

How are Profit Sharing and Bonuses Determined?

Profit Sharing

The Company offers profit sharing to all of its employees. The amount of profit sharing is formula-based and is determined by the operating results of the Company. All employees participate in it pro-rata based on their actual base salary or hourly wage compensation. The amount of earnings that is paid quarterly as profit sharing is authorized by the Board of Directors, and is typically 15% of Adjusted Operating Profit (“AOP”) after accrual for all bonuses and profit sharing. AOP is a non-GAAP measure of operating profit adjusted to eliminate the impact of LIFO income or expense, overhead and direct labor rate changes, excess and obsolete inventory reserve changes and other income or expenses that we believe are related to longer periods of time, such as product recalls.

Based upon our 2017 AOP results of $77.7 million, our Named Executive Officers received the following profit-sharing:

Name	2017 Profit Sharing
Michael O. Fifer	$54,189
Christopher J. Killoy	$63,910
Thomas A. Dineen	$44,134
Mark T. Lang	$43,127
Thomas P. Sullivan	$44,134
Shawn C. Leska	$34,502

Annual Performance-Based Non-equity Incentive (the annual Cash Bonus)

The Company offers an annual performance-based non-equity incentive award (i.e., the cash bonus) to all but its most junior grade of employees. The amounts of the performance-based incentive award are based on a target compensation value for each individual and are authorized by the Board of Directors.

In February 2017, the Board of Directors established target (100%) achievement of the bonus at Income Before Income Tax (EBIT) of $118.0 million. The Board of Directors believed achieving this level of EBIT in 2017 would be a challenging goal. The 2017 actual achievement percentage was adjusted up or down from 100% achievement by 1% for every $590,000 of EBIT above or below $118.0 million. There is no minimum or maximum payout limit for the annual performance-based non-equity incentive.

Our actual EBIT in 2017 was $77.6 million or 66% of the goal, which was below the minimum threshold of 80% of the target EBIT for executive officers. As such, there were no performance-based non-equity awards granted in 2017 to the Named Executive Officers. The table below provides the 2017 target and actual performance-based incentive results for each of our Named Executive Officers.

Performance-Based Non-Equity Awards
Name	2017 Base Salary	2017 Target Award		2017 Actual Award
		% of Salary	$ Value
Michael O. Fifer (a)	$575,000	100%	$575,000	$0
Christopher J. Killoy (b)	$500,000	100%	$500,000	$0
Thomas A. Dineen	$300,000	67%	$200,100	$0
Mark T. Lang	$300,000	67%	$200,100	$0
Thomas P. Sullivan	$300,000	67%	$200,100	$0
Shawn C. Leska	$240,000	67%	$160,000	$0

(a)	See “Directors’ Fees and Other Compensation,” above, for a summary of Mr. Fifer’s compensation structure following his resignation as the Chief Executive Officer on May 9, 2017.

(b)	See “Directors’ Fees and Other Compensation,” above, for a summary of Mr. Killoy’s compensation structure following his appointment as the Chief Executive Officer on May 9, 2017.

The Board of Directors authorized a discretionary bonus equal to 31.7% of base salary for each of the Named Executive Officers for 2017 in recognition of the achievement of $77.6 million of EBIT and certain other operating milestones in spite of the extremely adverse market conditions.

Beginning in 2018, the performance criteria for the Named Executive Officers and certain senior managers will also include the achievement of individual non-financial objectives.

How are Equity Compensation Awards Determined?

Equity compensation is a significant component of the Company’s overall compensation philosophy and is built on the principles that it should seek to align participants’ actions and behaviors with stockholders’ interests, be market-competitive, and be able to attract, motivate and retain the best employees and Directors.

The annual performance-based equity award opportunity is subject to a performance-based vesting trigger and a three-year time-based vesting trigger, both of which need to be satisfied.

The amounts of the annual performance-based equity awards are based on a target compensation value for each Named Executive Officer and are authorized by the Board of Directors. The number of restricted stock units (“RSUs”) awarded are determined by taking the target for the equity compensation and dividing by the mean of high and low stock price on the effective date of the award. The table below shows the 2017 target equity incentive awards for each Named Executive Officer.

2017 Target Performance-Based Equity Award
Name	2017 Base Salary	% of Salary	$ Value	Number of RSUs Awarded
Michael O. Fifer (a)	$575,000 (a)	100%	$575,000	11,494
Christopher J. Killoy (b)	$500,000 (b)	100%	$500,000	9,995
Thomas A. Dineen	$300,000	67%	$200,100	4,000
Mark T. Lang	$300,000	67%	$200,100	4,000
Thomas P. Sullivan	$300,000	67%	$200,100	4,000
Shawn C. Leska	$240,000	67%	$160,100	3,200

(c)	See “Directors’ Fees and Other Compensation,” above, for a summary of Mr. Fifer’s compensation structure following his resignation as the Chief Executive Officer on May 9, 2017.

(d)	See “Directors’ Fees and Other Compensation,” above, for a summary of Mr. Killoy’s compensation structure following his appointment as the Chief Executive Officer on May 9, 2017.

In response to shareholder feedback and to more closely align the Company’s compensation practices with broader market practices, the Compensation Committee made changes to the performance-based equity program in 2017 and will employ similar performance-based criteria in 2018. In 2018 we will measure the Company’s relative total shareholder return performance compared to the Russell 2000 index and the Russell 3000 Leisure Sub Sector index. Performance will be measured over a 3-year period, focused on a 1-year, 2-year and 3-year return as compared to the index. Each period will be weighted, such that the 3-year return will be the most heavily weighted. During the 2017 fiscal year, the Company’s relative total shareholder return performance, notwithstanding the remaining two years of performance, resulted in no payout.

For each of the 1, 2 and 3-year periods, we define performance and resulting payout as follows:

Performance	Resulting Payout (as a % of Target)
49th Percentile or Lower	No payout
50th percentile – 74th percentile	25%
75th percentile – 94th percentile	100%
95th percentile or greater	200%

In addition, the achievement of a target rate of return on net assets will also be a criterion, consisting of three 1-year calculations, each year having weighting.

Clawback Policy

In 2014, the Board of Directors instituted an Executive Compensation Clawback Policy whereby the performance-based compensation of the Company’s executive officers is subject to clawback provisions in the event of fraud or intentional illegal conduct which requires the restatement of the Company’s financial results. A copy of this policy is posted on the Company’s website at www.ruger.com.

What are the Company’s Health, Welfare and Retirement Benefits?

The Company offers the same health, welfare and retirement benefits to all salaried employees. These benefits include medical benefits, dental benefits, vision benefits, life insurance, salary continuation for short-term disability, long-term disability insurance, accidental death and dismemberment insurance, 401(k) plan and other similar benefits. Because these benefits are offered to a broad class of employees, the cost is not required by SEC rules to be included in the “SUMMARY COMPENSATION TABLE” below.

Additionally, officers are covered under the Company’s business travel accident insurance policy for ten times their base salary up to a maximum of $5,000,000 while traveling at any time. Officers are also covered under the Company’s director and officer liability insurance policies for claims alleged in connection with their service.

Does the Company Provide Perquisites?

The Company believes in limited perquisites for its Directors and executive officers and does not include common perquisites such as company cars or club memberships. Authorized perquisites include discounts on Company products, which are available to all Company employees and Directors. Additionally, the Company has a Relocation Policy covering all employees based on their grade level that provides various levels of temporary living and relocation expense reimbursements, payment of related taxes, and the use of Company vehicles for business travel. Temporary living and relocation reimbursements and related tax payments for the Named Executive Officers are disclosed in the “SUMMARY COMPENSATION TABLE” below.

How is the Chief Executive Officer’s Performance Evaluated and Compensation Determined?

The Nominating and Corporate Governance Committee, the Compensation Committees and the Board as a whole annually evaluate the performance and review the compensation of the Chief Executive Officer utilizing a variety of criteria. The job objectives established for the Chief Executive Officer are:

•	To promote and require the highest ethical conduct by all Company employees and demonstrate personal integrity consistent with the Company’s Corporate Governance Guidelines.
•	To establish, articulate and support the vision for the Company that will serve as a guide for expansion.
•	To align physical, human, financial and organizational resources with strategies.
•	To communicate strategies and alignment in a clear manner so that every employee understands their personal role in the Company’s success.
•	To establish a succession planning process in order to select, coordinate, evaluate and promote the best management team.
•	To keep the Board informed on strategic and business issues.

Evaluation of the Chief Executive Officer’s performance with regard to these job objectives is rated on the following business skills and performance achievement:

•	Leadership: his ability to lead the Company with a sense of direction and purpose that is well understood, widely supported, consistently applied and effectively implemented.
•	Strategic Planning: his development of a long-term strategy, establishment of objectives to meet the expectations of stockholders, customers, employees and all Company stakeholders, consistent and timely progress toward strategic objectives and obtainment and allocation of resources consistent with strategic objectives.
•	Financial Goals and Systems: his establishment of appropriate and longer-term financial objectives and ability to consistently achieve these goals and ensure that appropriate systems are maintained to protect assets and control operations.

•	Financial Results: his ability to meet or exceed the financial expectations of stockholders, including improvement in operating revenue, cash flow, net income, earnings per share and share price.
•	Succession Planning: his development, recruitment, retention, motivation and supervision of an effective senior management team capable of achieving objectives.
•	Human Resources: his development of effective recruitment, training, retention and personnel communication plans and programs to provide and motivate the necessary human resources to achieve objectives.
•	Communication: his ability to serve as the Company’s chief spokesperson and communicate effectively with stockholders and all stakeholders.
•	Industry Relations: his ensuring that the Company and its operating units contribute appropriately to the well-being of their communities and industries, and representation of the Company in community and industry affairs.
•	Board Relations: his ability to work closely with the Board to keep it fully informed on all important aspects of the status and development of the Company, his implementation of Board policies, and his recommendation of policies for Board consideration.

The Chief Executive Officer’s compensation levels are determined after performance evaluations based on published and commissioned compensation studies, the Chief Executive Officer’s demonstrated abilities and contributions to the success of the Company, and the overall results of Company operations.

The Board of Directors may periodically increase Mr. Killoy’s compensation based on analyses of competitive compensation as discussed above.

What are the Company’s Governance Practices Regarding Compensation?

Stockholders:	The 2017 Stock Incentive Plan was approved by the stockholders at the Company’s 2017 Annual Meeting. The Company does not have any stock plans that are not stockholder-approved.
Board and Compensation Committee and Nominating and Corporate Governance Committee:

The Compensation Committee and the Board determine the compensation of the Company’s executive officers, including the individuals whose compensation is detailed in this Proxy Statement. The Compensation Committee, which is composed entirely of independent, non-management Directors, establishes and administers compensation programs and philosophies. The Compensation Committee ensures that stockholder-approved plans are administered in accordance with good governance practices and stockholder intent. The Compensation Committee is responsible for the recommendation of salaries, bonuses and long-term incentive compensation paid to executive officers, bonus pools for non-executive employees, retirement formulas for executive officers, deferred compensation plans, and any employment and change-in-control agreements. In addition, the performance of each executive officer is evaluated by the Nominating and Corporate Governance Committee and reported to the full Board. The full Board reviews the Compensation Committee and Nominating and Corporate Governance Committee reports and acts on recommendations of the Compensation Committee.

Management:

The Chief Executive Officer’s views regarding the performance and recommended compensation levels for the Company’s executive officers are discussed with all of the independent, non-management Directors.

What are the Company’s Governance Practices Regarding Stock Awards?

The Board has established the following practices and policies regarding stock awards:

•	The Company’s policy for setting the timing of equity grants does not allow executives to have any role in choosing the price of their equity awards;

•	The Company has never “back dated” or re-priced equity awards, and each of the 2007 Stock Incentive Plan and the 2017 Stock Incentive Plan states that re-pricing of options or other stock awards is not allowed;

•	The Company began utilizing restricted stock units, rather than stock options, for all employee equity awards effective in 2009;

•	Equity awards for employees are issued only on the fourth business day following the public quarterly filing of the Company’s Forms 10-K or 10-Q in order to allow the investment markets adequate time to assimilate the current financial information, and will be valued at the mean between the highest and lowest sales prices of the Company’s common stock on the NYSE on the date of issue; and

•	Annual performance-based equity awards for executive officers and certain employees are generally approved at the first Board meeting of each year and are issued on the fourth business day following the public filing of the Company’s Form 10-K.

The Compensation Committee and the Board consider recommendations from the Chief Executive Officer in establishing appropriate equity awards for officers and employees. All equity awards for the Named Executive Officers have been and will continue to be subject to the approval of the Compensation Committee and ratification by the full Board. The Company’s Corporate Secretary is responsible for issuing equity awards upon their approval and maintaining records of all equity awards issued, exercised or terminated in accordance with the terms of the 2007 Stock Incentive Plan and the 2017 Stock Incentive Plan.

How does the Compensation Committee Utilize Independent Consultants?

Periodically, as provided for in the Compensation Committee Charter, the Compensation Committee retains an independent compensation consultant. The Committee determines the work to be performed by the consultant and has the ultimate authority to retain and terminate the consultant. The consultant works with management to gather data required in preparing analyses for Committee review.

How does the Company Evaluate its Compensation Program Risks?

The Compensation Committee evaluates risk deriving from compensation programs, and does not believe that our compensation program is reasonably likely to have a material adverse effect on the Company for the following reasons:

•	Executive compensation is structured to consist of both fixed compensation, which provides a steady income stream regardless of stock price performance, and variable incentive compensation, which is designed to reward both short-term and long-term corporate performance and shareholder returns. Fixed, base-salary compensation is both market-competitive and sufficient to make risk-taking to achieve a living wage unnecessary. Short-term cash incentive compensation is awarded based on achievement of operating profit goals, while significant weighting toward long-term equity incentive compensation based on multi-year operating performance and total shareholder return targets discourages short-term risk-taking;
•	The variable elements of cash compensation are contingent upon the achievement of pre-determined profitability goals, and the variable elements of equity compensation are contingent upon, among other things, the performance of the Company’s total shareholder returns compared to the performance of total shareholder returns for the Russell 2000 index and the Russell 3000 Leisure Sub Sector index over multi-year periods. Due to the nature of the Company’s business, there is minimal subjectivity in the financial results on which this compensation is based;
•	Performance goals are applicable Company-wide to our executives and employees alike to encourage consistent behavior throughout the organization;
•	Approval of the Board of Directors is required prior to the payment of any incentive compensation;

•	Equity ownership guidelines of three times base salary for the CEO and two times base salary for the other NEOs discourage excessive risk taking by providing an incentive for executives to consider the Company’s long-term interests, since a portion of their personal investment portfolio consists of Company stock; and
•	The Company has internal controls over the measurement and calculation of performance goals, and all employees are required to receive annual compliance training under our Corporate Governance Guidelines, which cover, among other things, accuracy of books and records.

EXECUTIVE COMPENSATION

The following table summarizes the target cash and equity compensation approved by the Board of Directors for each of the executive officers named in the Summary Compensation Table for 2015 through 2018. See “SUMMARY COMPENSATION TABLE” below for actual compensation earned by the Named Executive Officers in 2015, 2016 and 2017.

TARGET COMPENSATION TABLE

		Cash Compensation				Equity Compensation
Named Executive Officer and Principal Position	Year	Salary (1)	Bonus	Profit Sharing	Performance Based Non- Equity Compensation Opportunity	Performance Based Stock Award Opportunity (2)	Retention Award Opportunity (3)	All Other Compen- sation (4)	Total Target Compensation

Christopher J. Killoy President and Chief Executive Officer (5)	2018 2017 2016 2015	$500,000 $500,000 $370,000 $350,000	$0 $0 $0 $0	$75,000 $75,000 $55,500 $52,500	$500,000 $500,000 $277,500 $262,500	$500,000 $500,000 $277,500 $262,500	$500,000 $500,000 $277,500 $262,500	$54,300 $31,600 $1,200,000 $71,484	$2,129,300 $2,106,600 $2,458,000 $1,261,484

Thomas A. Dineen Senior Vice President, Treasurer and Chief Financial Officer	2018 2017 2016 2015	$350,000 $300,000 $300,000 $285,000	$0 $0 $0 $0	$52,500 $45,000 $45,000 $42,750	$233,450 $200,100 $200,000 $190,000	$233,450 $200,100 $200,000 $190,000	$233,450 $200,100 $200,000 $190,000	$40,200 $24,700 $500,000 $61,490	$1,143,050 $970,000 $1,445,000 $959,240

Thomas P. Sullivan Senior Vice President of Operations	2018 2017 2016 2015	$350,000 $300,000 $300,000 $285,000	$0 $0 $0 $0	$52,500 $45,000 $45,000 $42,750	$233,450 $200,100 $200,000 $190,000	$233,450 $200,100 $200,000 $190,000	$233,450 $200,100 $200,000 $190,000	$41,700 $26,200 $500,000 $63,002	$1,144,550 $971,500 $1,445,000 $960,752

Shawn C. Leska Vice President of Sales	2018 2017 2016 2015	$240,000 $240,000 $240,000 $215,000	$0 $0 $0 $0	$36,000 $36,000 $36,000 $32,250	$160,080 $160,080 $160,080 $107,500	$160,080 $160,080 $160,080 $0	$160,080 $160,080 $160,080 $0	$25,100 $152,917 $26,341 $29,077	$781,340 $909,157 $782,581 $383,827

Notes to Target Compensation Table

(1)	Salary increases, if any, for the Named Executive Officers are generally approved at the first Board meeting of each calendar year, and are effective as soon as practicable thereafter. Target salary amounts may therefore not tie to actual salaries shown in the “SUMMARY COMPENSATION TABLE” below. See “Directors’ Fees and Other Compensation” above for an explanation regarding Mr. Killoy’s salary, which was raised in 2016 in connection with the execution of the Killoy Agreement.
(2)	Represents performance-based RSU awards as described in the Compensation Discussion and Analysis section titled, “How are Equity Compensation Awards Determined?”
(3)	Beginning in 2014, the NEOs received annual RSU retention awards equal to their annual performance-based equity compensation opportunity.
(4)	Represents accrued dividends paid upon issuance of vested equity awards and the employer matching contributions made under the Company’s 401(k) Plan. Actual “All Other Compensation” received may include additional “fringe benefit” items as shown in the “SUMMARY ALL OTHER COMPENSATION TABLE” below.
(5)	Until May 9, 2017, Mr. Killoy’s title was President.

2017 Summary Compensation Table

The following table summarizes total compensation paid or earned by the Company’s Named Executive Officers during 2017.

		Cash Compensation				Equity Compensation
Named Executive Officer and Principal Position	Year	Salary	Bonus (1)	Profit Sharing (2)	Perfor- mance Based Non- Equity Compen- sation Awards (3)	Stock Option Awards	Perfor- mance Based Stock Awards (4)	Time Based Stock Awards (5)	Change in Pension Value, Non- qualified Deferred Compensation Earnings	All Other Compen- sation (6)	Total Compen- sation

Michael O. Fifer Former Chief Executive Officer and Director	2017 2016 2015	$206,000 $571,000 $550,000	$65,666 $0 $0	$54,189 $121,663 $80,824	$0 $697,116 $640,750	$0 $0 $0	$575,000 $575,000 $550,000	$575,000 $575,000 $550,000	$0 $0 $0	$644,086 $1,728,553 $136,653	$2,119,941 $4,268,332 $2,508,227

Christopher J. Killoy President and Chief Executive Officer	2017 2016 2015	$473,590 $390,417 $350,000	$150,128 $0 $0	$63,910 $80,075 $51,433	$0 $356,938 $305,812	$0 $0 $0	$500,000 $277,500 $262,500	$500,000 $277,500 $262,500	$0 $0 $0	$33,411 $1,155,343 $75,542	$1,721,039 $2,537,773 $1,307,787

Thomas A. Dineen Senior Vice President, Treasurer and Chief Financial Officer	2017 2016 2015	$325,000 $298,125 $285,000	$68,718 $0 $0	$44,134 $63,344 $41,881	$0 $242,276 $221,350	$0 $0 $0	$200,100 $200,100 $190,000	$200,100 $200,100 $190,000	$0 $0 $0	$25,110 $451,882 $64,187	$863,162 $1,455,827 $992,418

Mark T. Lang Former Group Vice President	2017 2016 2015	$300,000 $298,125 $285,000	$63,432 $0 $0	$43,127 $63,344 $41,881	$0 $242,276 $221,350	$0 $0 $0	$200,100 $200,100 $190,000	$200,100 $200,100 $190,000	$0 $0 $0	$29,125 $596,273 $66,684	$835,884 $1,600,218 $994,915

Thomas P. Sullivan Senior Vice President of Operations	2017 2016 2015	$325,000 $298,125 $285,000	$68,718 $0 $0	$44,134 $63,344 $41,881	$0 $242,276 $221,350	$0 $0 $0	$200,100 $200,100 $190,000	$200,100 $200,100 $190,000	$0 $0 $0	$26,622 $453,439 $63,002	$864,674 $1,457,384 $991,233

Shawn C. Leska Vice President of Sales	2017 2016 2015	$240,000 $240,000 $221,341	$50,745 $0 $0	$34,502 $51,217 $31,843	$0 $195,040 $37,400	$0 $0 $0	$160,100 $160,100 $0	$160,100 $160,100 $50,000	$0 $0 $0	$152,917 $26,341 $29,077	$798,364 $832,798 $369,661

Notes to Summary Compensation Table

(1)	This column represents the discretionary bonus equal to 31.7% of base salary for each of the Named Executive Officers authorized by the Board of Directors in 2017.
(2)

See Compensation Discussion and Analysis section titled, “How are Profit Sharing and Bonuses Determined?” above for an explanation of how the amount of profit sharing is determined and then allocated amongst recipients.

(3)

See Compensation Discussion and Analysis section titled “How are Profit Sharing and Bonuses Determined?” and “TARGET COMPENSATION TABLE” above for further information regarding the Named Executive Officers’ performance-based compensation.

(4)

See Note 13 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 regarding assumptions underlying valuation of equity awards. Any estimate of forfeitures related to service-based vesting conditions are disregarded pursuant to the SEC Rules. See “OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2017 TABLE” below for further information regarding stock options and restricted stock units granted to each Named Executive Officer.

(5)	This column represents time-based retention awards subject to continued employment until, and cliff-vesting as of the vesting date.
(6)	See “SUMMARY ALL OTHER COMPENSATION TABLE” below for additional information.

Summary All Other Compensation Table

Named Executive Officer	Year	Taxable Value of Perquisites Received (1)	Taxable Premiums Paid by the Company for Group Term Life Insurance	Company Matching and Discretionary 401(k) Plan Contributions (2)	Accrued Dividends Related to Equity Awards (3)	Relocation and Temporary Living and Related Tax Gross-Ups and Commuting Allowances	Total

Michael O. Fifer	2017 2016 2015	$0 $0 $0	$1,336 $2,322 $2,322	$24,300 $23,850 $23,850	$618,450 $1,702,381 $110,481	$0 $0 $0	$644,086 $1,728,553 $136,653
Christopher J. Killoy	2017 2016 2015	$0 $0 $274	$9,111 $7,779 $7,224	$24,300 $23,850 $23,850	$0 $1,123,714 $44,194	$0 $0 $0	$33,411 $1,155,343 $75,542
Thomas A Dineen	2017 2016 2015	$0 $0 $2,697	$810 $810 $810	$24,300 $23,850 $23,850	$0 $427,222 $36,830	$0 $0 $0	$25,110 $451,882 $64,187
Mark T. Lang	2017 2016 2015	$1,261 $0 $0	$3,564 $3,564 $2,322	$24,300 $23,850 $23,850	$0 $568,859 $40,512	$0 $0 $0	$29,125 $596,273 $66,684
Thomas P. Sullivan	2017 2016 2015	$0 $0 $0	$2,322 $2,367 $2,322	$24,300 $23,850 $23,850	$0 $427,222 $36,830	$0 $0 $0	$26,622 $453,439 $63,002
Shawn C. Leska	2017 2016 2015	$0 $0 $0	$810 $810 $810	$24,300 $23,850 $23,850	$127,807 $1,681 $4,417	$0 $0 $0	$152,917 $26,341 $29,077

Notes to All Other Compensation Table

(1)	Represents the reportable taxable value of Company products received for travel expenses for executive physicals for Named Executive Officers.

(2)	Consists of matching contributions made under the Company’s 401(k) Plan to the Named Executive Officers who participated in the 401(k) Plan, based on their deferrals for each 401(k) Plan year. Also includes supplemental employer discretionary contributions made to all plan participants.

(3)	Consists of accrued dividends paid upon the vesting and conversion of RSUs awarded in prior years.

CHIEF EXECUTIVE OFFICER PAY RATIO

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of our Chief Executive Officer. To determine the median employee, the Company considered the 2017 W-2 earnings for all 1,690 of its employees as of December 31, 2017. No adjustments were made to the W-2 earnings and no estimates were used in this determination. The annual total compensation of the median employee and Mr. Killoy were determined in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K. The median employee’s annual total compensation for 2017 was $42,500. Mr. Killoy’s annual total compensation for purposes of this calculation in 2017 was $1,747,900. The ratio of Mr. Killoy’s total compensation in 2017 to the median annual total compensation in 2017 for all employees excluding Mr. Killoy was 41.1 to 1.

The Company had two Chief Executive Officers in 2017. Christopher Killoy’s annual total compensation was used for purposes of determining the foregoing pay ratio because he was serving as the Chief Executive Officer as of December 31, 2017. For purposes of determining the foregoing pay ratio, Mr. Killoy’s 2017 annual total compensation was annualized, in accordance with the instructions to Item 402(u) of Regulation S-K. The annualization of Mr. Killoy’s compensation for purposes of determining the foregoing pay ratio accounts for the difference between Mr. Killoy’s annual total compensation used in the pay ratio disclosure and the 2017 annual total compensation amount reflected in the Summary Compensation Table for Mr. Killoy.

GRANTS OF PLAN-BASED AWARDS TABLE

The following Grants of Plan-Based Awards table accompanies the Summary Compensation Table and provides additional detail regarding grants of incentive-plan based equity awards made in 2017.

Named Executive Officer	Grant Date	Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All other stock awards: Number of shares of stock or units (#)(3)	All other option awards: Number of securities underlying options (#)	Exercise price of option awards or base price of stock awards (4) ($/Share)	Grant date fair value of stock and option awards (5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael O. Fifer	1/1/17 3/1/17 3/1/17	$460,000 - -	$575,000 - -	- -	435 -	11,494 -	22,988 -	- 11,494	- -	$50.03 $50.03	$575,000 $575,000
Christopher J. Killoy	1/1/17 3/1/17 3/1/17	$400,000 -	$500,000 -	- -	500 -	9,995 -	19,990 -	- 9,995	- -	$50.03 $50.03	$500,000 $500,000
Thomas A. Dineen	1/1/17 3/1/17 3/1/17	$160,100 - -	$200,100 - -	- -	200 -	4,000 -	8,000 -	- 4,000	- -	$50.03 $50.03	$200,100 $200,100
Mark T. Lang	1/1/17 3/1/17 3/1/17	$186,760 - -	$233,450 - -	- -	151 -	4,000 -	8,000 -	- 4,000	- -	$50.03 $50.03	$200,000 $200,000
Thomas P. Sullivan	1/1/17 3/1/17 3/1/17	$160,100 - -	$200,100 - -	- -	200 -	4,000 -	8,000 -	- 4,000	- -	$50.03 $50.03	$200,100 $200,100
Shawn C. Leska	1/1/17 3/1/17 3/1/17	$128,100 - -	$160,100 - -	- -	160 -	3,200 -	6,400 -	- -	- -	$50.03 $50.03	$160,100 $160,100

Notes to Grant of Plan-Based Awards Table

(1)	Each of our executive officers receive cash incentive compensation for our company-wide financial performance as a result of our achieving the pre-established targets set out in our Annual Performance-based Non-equity Incentive (the Annual Cash Bonus). The amounts in these columns represent the estimated possible payouts that could have occurred under the Annual Performance-based Non-equity Incentive. There is no stated maximum payout for any of the Annual Performance-based Non-equity Incentive awards. The actual amount paid to each Named Executive Officer with respect to the Annual Performance-based Non-equity Incentive award granted to such Named Executive Officer in 2017 is set forth in the 2017 Summary Compensation Table above, and no further amounts will be paid to the Named Executive Officers with respect to those awards. Our 2018 Annual Performance-based Non-equity Incentive program is discussed under “Compensation Discussion and Analysis —How are Profit Sharing and Bonuses Determined?”
(2)	This column sets forth the number of shares of Common Stock underlying the RSU awards with performance-based and time-based vesting conditions that were granted to the Named Executive Officers. The performance-based vesting conditions are based on relative total shareholder return performance compared to the Russell 2000 index, measured over a 3-year period, focused on a 1-year, 2-year and 3-year return. If the Named Executive Officers do not satisfy the performance-based vesting conditions with respect to such RSU awards, or the Named Executive Officers leave the Company prior to the end of the time-based vesting period (other than by reason of retirement, death, or disability), such awards will not vest, and the Named Executive Officers will not receive any shares of Common Stock with respect to such awards. See Compensation Discussion and Analysis section titled “How are Equity Compensation Awards Determined” and “TARGET COMPENSATION TABLE” above for further information regarding the Named Executive Officers’ performance-based RSU compensation.

(3)	This column sets forth the number of shares of Common Stock underlying the RSU awards with time-based vesting conditions that were granted to the Named Executive Officers. See “What Are the Elements of the Company’s Executive Remuneration and the Objectives of Each?” above for further information.

(4)	The base price of the RSU awards was the mean of the highest and lowest sales price of the Common Stock as of the date of grant.

(5)	Amounts shown represent the total grant date fair value calculated in accordance with the provisions of FASB ASC 718, and are shown at the target unit value expected upon achievement of the performance or time-based goals of the awards. See Note 13 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 regarding assumptions underlying valuation of equity awards. Any estimate of forfeitures related to service-based vesting conditions are disregarded pursuant to the SEC Rules.

Outstanding Equity Awards at Fiscal Year-End 2017 Table

The following table reflects outstanding equity grants as of December 31, 2017 for the Named Executive Officers.

	OPTION AWARDS (2)					STOCK AWARDS (1)
Named Executive Officer	Number of securities underlying un- exercised options exercisable	Number of securities underlying un- exercised options un- exercisable	Equity incentive plan awards: number of securities un- derlying un- exercised unearned options	Option exercise price ($)	Option expira- tion date	Number of Shares or Units of Stock That Have Not Vested	Grant Date Value of Shares or Units of Stock That Have Not Vested (3)	Equity incentive plan awards: Number of unearned Shares, Units or Other Rights That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (4)
Michael O. Fifer							$575,000 $575,000 $550,000 $550,000 $550,000 $550,000 $550,000 $550,000	11,494 11,494 8,698 8,698 10,436 10,436 8,696 8,696	$641,940 $641.940 $485,783 $485,783 $582,851 $582,851 $485,672 $485,672
Christopher J. Killoy							$2,480,800 $500,000 $500,000 $277,500 $277,500 $262,500 $262,500 $262,500 $262,500	40,000 9,995 9,995 4,198 4,198 4,981 4,981 4,150 4,150	$2,234,000 $558,221 $558,221 $234,458 $234,458 $278,189 $278,189 $231,778 $231,778
Thomas A. Dineen							$200,100 $200,100 $200,000 $200,000 $190,000 $190,000 $190,000 $190,000	4,000 4,000 3,025 3,025 3,605 3,605 3,004 3,004	$223,400 $223,400 $168,946 $168,946 $201,339 $201,339 $167,773 $167,773
Mark T. Lang							$200,100 $200,100 $200,000 $200,000 $190,000 $190,000 $190,000 $190,000	4,000 4,000 3,025 3,025 3,605 3,605 3,004 3,004	$223,400 $223,400 $168,946 $168,946 $201,339 $201,339 $167,773 $167,773

	OPTION AWARDS (2)					STOCK AWARDS (1)
Named Executive Officer	Number of securities underlying un- exercised options exercisable	Number of securities underlying un- exercised options un- exercisable	Equity incentive plan awards: number of securities un- derlying un- exercised unearned options	Option exercise price ($)	Option expira- tion date	Number of Shares or Units of Stock That Have Not Vested	Grant Date Value of Shares or Units of Stock That Have Not Vested (3)	Equity incentive plan awards: Number of unearned Shares, Units or Other Rights That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (4)
Thomas P. Sullivan							$200,100 $200,100 $200,000 $200,000 $190,000 $190,000 $190,000 $190,000	4,000 4,000 3,025 3,025 3,605 3,605 3,004 3,004	$223,400 $223,400 $168,946 $168,946 $201,339 $201,339 $167,773 $167,773
Shawn C. Leska							$160,800 $160,800 $160,000 $160,000 $50,000 $20,000 $20,000	3,200 3,200 2,420 2,420 949 380 316	$178,200 $178,200 $135,157 $135,157 $53,002 $21,223 $17,649

Notes to Outstanding Equity Awards at Fiscal Year End Table

(1)	Awards of restricted stock unit awards include:
•	Performance-based RSUs: Performance-based RSUs have both performance triggers and three-year time-based triggers. The 2014 Retention RSUs also have both performance triggers and three-year time-based triggers.
•	Time-Based RSUs: The Retention RSUs for 2015, 2016, and 2017 are time-based retention awards and are subject to continued employment until, and cliff-vesting as of the third anniversary of each applicable award date.
(2)	There were no outstanding option awards for the NEOs as of December 31, 2017.
(3)	Amounts shown represent the full grant date fair value of the awards calculated in accordance with the provisions of FASB ASC 718, and are shown at the target unit value expected upon achievement of the time-based goals of the awards.
(4)	Amounts shown represent the fair market value of the awards based on the $55.85 closing price of the Company’s Common Stock on December 31, 2017.

OPTION EXERCISES AND STOCK VESTED IN 2017 TABLE

The following table sets forth the value of equity realized by the Named Executive Officers upon the vesting of restricted stock units that converted into shares of stock during 2017. (For further information on stock options and grants made in 2017 to the Named Executive Officers, see the “GRANTS OF PLAN-BASED AWARDS TABLE” above.)

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise	Value Realized Upon Exercise	Number of Shares Acquired Upon Vesting	Value Realized Upon Vesting
Michael O. Fifer			-	$0
Christopher J. Killoy			-	$0
Thomas A. Dineen			-	$0
Mark T. Lang			-	$0
Thomas P. Sullivan			-	$0
Shawn C. Leska			-	$0
Total			-	$0

Potential Payments upon Termination or Change in Control

Payments on Change in Control

In the event of a potential change in control of the Company, it is vitally important that executives be able to continue working in the best interest of our stockholders. For that reason, the Company has entered into severance agreements with each current Named Executive Officer designed to provide salary and medical benefit continuance in the event of the termination of his employment under certain circumstances. The Company’s severance agreements, other than the Killoy Agreement, are not employment contracts and do not specify an employment term, compensation levels or other terms or conditions of employment. There are also change-in-control provisions in the Company’s stock option, restricted stock unit and restricted stock award agreements.

Covered Terminations and Severance Payments Pursuant to Change in Control Agreements

Except for the Killoy Agreement, each of the current Named Executive Officers’ severance agreements provide for the following severance benefits, if during the term of the agreement: (A) he is terminated without cause or (B) there is a Change in Control and a subsequent reduction of his salary or a diminution of his duties and thereafter he or the Company terminates his employment. In the situation described in clause (A) above, each current Named Executive Officer other than Mr. Killoy will receive a lump sum cash payment equal to 12 months of his annual base salary, if employed for less than five years, or 18 months of his annual base salary if employed for five or more years, and continued insurance benefits. The Killoy Agreement provides for 24 months of Mr. Killoy’s annual base salary and continued insurance benefits. In the situation described in clause (B) above, each Named Executive Officer other than Mr. Killoy will receive a lump sum cash payment equal to one and one half times (18 months) the sum of (i) his annual base salary and (ii) 100% of his target cash bonus, along with continued insurance benefits. In the situation described in clause (B) above, Mr. Killoy will receive a lump sum cash payment equal to two times (24 months) the sum of (i) his annual base salary and (ii) 100% of his target cash bonus, along with continued insurance benefits. In both cases, such continued insurance benefits are to be paid to the Named Executive Officer net of employee contributions for a period equal to the number of months of severance pay.

In all cases, payment of severance benefits will be subject to the six-month deferral requirements under the IRS Tax Code Section 409A. Each of the severance agreements (other than the Killoy Agreement) has a one-year term, subject to automatic renewal on each anniversary of its execution date unless (A) the Named Executive Officer gives notice of his intention to terminate his employment, or (B) the Company gives notice of its intention not to renew the agreement at least 360 days in advance. The amount of severance and benefits are generally determined based on competitive market practices for executives at this level. The Compensation Committee also takes into consideration that executives at this level generally require a longer timeframe to find comparable jobs because there are fewer jobs at this level in the market and often have a large percentage of their personal wealth dependent on the status of the Company, given the fact that a large part of their compensation is equity-based.

Change in Control Events and Severance Benefits Not Covered by the Severance Agreements

The 2017 Stock Incentive Plan provides for accelerated vesting of stock awards that an executive has already received, not for additional payments or awards. The 2017 Stock Incentive Plan generally provides for a single trigger change in control accelerated vesting component, which will apply unless, (i) in the case of a merger or acquisition of the Company by another business entity, the surviving, continuing, or purchasing corporation assumes the outstanding awards previously issued under the 2017 Stock Incentive Plan or substitutes equivalent awards for such previously-issued awards, or (ii) such outstanding awards are cancelled and paid out in connection with the change in control. The Compensation Committee has the authority to provide for different treatment of individual awards granted to executives upon the occurrence of a change in control event. Certain of the stock awards issued to executives are subject to double trigger vesting, which awards will only be subject to accelerated vesting upon the occurrence of a change of control event and a termination of the applicable award recipient’s employment in connection with such event.

Change in Control Definition

Generally, under the severance agreements and the 2017 Stock Incentive Plan, a “Change in Control” will be deemed to have occurred:

•	When any person acquires a significant percentage of the voting power of the Company (25% or more under the 2017 Stock Incentive Plan);

•	If a majority of the Board members change, unless the new Directors are elected or nominated for election by at least two-thirds of the existing Board members;

•	Upon the acquisition of all or substantially all of the Company’s assets;

•	Upon the merger or consolidation of the Company with any other person, other than a merger or consolidation (i) pursuant to which the voting securities of the Company outstanding immediately prior to such merger or consolidation continue to represent at least a majority of the combined voting power of the securities of the Company, the surviving entity or any parent company outstanding immediately after such merger or consolidation or (ii) that is effected solely to implement a recapitalization of the Company in which no person is or becomes the owner of securities representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

•	Upon the liquidation or dissolution of the Company (with approval of the stockholders).

Termination by Death or Disability

In the event of death or disability, executives receive no payment other than through life insurance or disability insurance available to salaried employees generally. Subject to the terms of the applicable award agreements, (i) performance-based restricted stock unit awards with performance-based vesting terms that are based on the Company’s achievement of a minimum AOP target over a specified period that have met the performance-based AOP trigger and (ii) retention-based restricted stock unit awards will generally become issuable in the event of disability or death. The performance-based equity awards made in 2017 and 2018, which provide for vesting based in whole (2017) or in part (2018) upon total shareholder return metrics, provide for partial vesting in the event of the death or disability of the recipient for each completed fiscal year in the three-year performance period, subject to the terms of the award agreements.

In the event of termination by death or disability, the executive or his or her estate will receive his or her bonus to the extent earned.

Termination by Retirement

Executives were eligible to participate in the Company’s Pension Plan until December 31, 2007, the effective date of the plan’s “freeze.” None of the Named Executive Officers was eligible for normal retirement, and none of the Named Executive Officers accrued service under the Pension Plan beyond December 31, 2007. Employees are eligible for normal retirement when they have worked for the Company for at least five years and reached age 65 and are eligible for early retirement when they have worked for the Company for at least 10 years and reached age 59-1/2. Pension benefits are described under “PENSION PLANS” below. Subject to the terms of the applicable award agreements, performance-based restricted stock unit awards with performance-based vesting terms that are based on the Company’s achievement of a minimum AOP target over a specified period that have met the performance-based AOP trigger will generally become issuable in the event of retirement. The performance-based equity awards made in 2017 and 2018, which provide for vesting based in whole (2017) or in part (2018) upon total shareholder return metrics, provide for partial vesting in the event of the retirement of the recipient for each completed fiscal year in the three-year performance period. Retention-based restricted stock unit awards will be forfeited in the event of retirement before their vesting date.

In the event of termination by retirement, the executive will receive his or her bonus to the extent earned.

Voluntary and Involuntary Termination

The severance benefits for the Named Executive Officers include base salary and medical insurance continuation in cases of termination without cause for a minimum of 12 months and a maximum of 24 months. The Killoy Agreement provides for 24 months of Mr. Killoy’s annual base salary and continued insurance benefits in the event Mr. Killoy is terminated without cause, resigns for good reason (as defined in the Killoy Agreement) or there is a Change in Control and a subsequent reduction of his salary or a diminution of his duties and therefore he or the Company terminates his employment. Performance-based restricted stock unit awards generally terminate upon the date of voluntary or involuntary termination, whether or not the award has met the performance-based trigger, however, the performance-based restricted stock awards made in 2017 and 2018 provide for partial vesting in the event of an involuntary termination of the recipient’s employment with the Company without cause for each completed fiscal year in the three-year performance period. In the case of involuntary termination without cause, retention-based stock unit awards will be issuable based on the number of days of service elapsed since the award date divided by the number of days from the award date to the full vesting date.

If any employee voluntarily or involuntarily without cause terminates his or her employment, the employee will receive his or her bonus to the extent earned. If an employee is terminated for cause, any bonus is forfeited.

Retention and Transition Agreements

The Company may enter into retention or “transition” agreements from time to time with executives who retire or voluntarily terminate their employment with the Company in order to facilitate the management transition of the executives’ areas of responsibility. There are no retention or transition agreements in effect as of the date of this Proxy Statement, other than (1) the Fifer Agreement, which provides for (i) Mr. Fifer to provide certain consulting, advisory and other services to the Company for 6 years beginning on such May 9, 2017, (ii) the Company to compensate Fifer for such services at the rate of $350,000 per annum, (iii) the continued vesting of Mr. Fifer’s restricted stock unit awards during the period he provides such services and (iv) a prohibition against Mr. Fifer engaging in certain activities that compete or interfere with the Company from August 1, 2016 through the second anniversary of the end of the period he is providing services under the Fifer Agreement, and (2) the Killoy Agreement, which provides for (i) Mr. Killoy to serve as Chief Executive Officer of the Company, at a rate of not less than $500,000 per annum, (ii) Mr. Killoy to be eligible to receive, during the period he serves as Chief Executive Officer of the Company, an annual target cash bonus, annual performance equity-based incentive compensation and annual retention equity-based incentive compensation, each equal to 100% of his base salary, (iii) Mr. Killoy to receive 24 months of severance, in a lump sum, and continued insurance benefits, if Mr. Killoy is terminated without cause, resigns for good reason (as defined in the Killoy Agreement) or there is a Change in Control and a subsequent reduction of his salary or a diminution of his duties and therefore he or the Company terminates his employment and (iv) a prohibition against Mr. Killoy engaging in certain activities that compete or interfere with the Company during his employment with the Company and for 2 years thereafter.

POTENTIAL AND ACTUAL PAYMENTS UNDER SEVERANCE AGREEMENTS TABLE

The table below sets forth the terms and estimated potential payments and benefits provided in each termination circumstance for the Company’s Named Executive Officers as of December 31, 2017. The potential amounts shown in the table do not include payments and benefits to the extent that they are provided on a non-discriminatory basis to the Company’s salaried employees generally.

Named Executive Officer	Severance Agreement	Performance- Based Non-Equity Compensation Payment (1)	Number of Equity Awards- That Vest (2)	Continuation of Medical Welfare Benefits (3)	Aggregate Payments (4)
Christopher J. Killoy
Change In Control
Termination	$1,000,000	$1,000,000	86,648	$42,500	$2,042,500
Termination without Cause(5)	$1,000,000	$0	11,111	$42,500	$1,042,500
Retirement	n/a	$500,000	0	$0	$500,000
Death or Disability	n/a	$500,000	86,648	$0	$500,000
Thomas A. Dineen
Change In Control
Termination	$525,000	$350,200	27,268	$34,300	$909,500
Termination without Cause	$525,000	$0	6,955	$34,300	$559,300
Retirement	n/a	$233,600	0	$0	$233,600
Death or Disability	n/a	$233,600	27,268	$0	$233,600
Thomas P. Sullivan
Change In Control
Termination	$525,000	$350,200	27,268	$34,300	$909,500
Termination without Cause	$525,000	$0	6,955	$34,300	$559,300
Retirement	n/a	$233,600	0	$0	$233,600
Death or Disability	n/a	$233,600	27,268	$0	$233,600
Mark T. Lang
Change In Control
Termination	$450,000	$300,000	27,268	$34,300	$784,300
Termination without Cause	$450,000	$0	6,955	$34,300	$484,300
Retirement	n/a	$200,000	0	$0	$200,000
Death or Disability	n/a	$200,000	27,268	$0	$200,000
Shawn C. Leska
Change In Control
Termination	$360,000	$240,100	12,885	$34,300	$634,400
Termination without Cause	$360,000	$0	3,629	$34,300	$394,300
Retirement	n/a	$160,100	0	$0	$160,100
Death or Disability	n/a	$160,100	12,885	$0	$160,100

Notes to Potential and Actual Payments Under Severance Agreements Table

(1)	The performance-based non-equity compensation payment under Retirement or Death or Disability shall be prorated to the extent earned during the partial year prior to Retirement or Death or Disability. The amount show is the nominal bonus at 100% achievement of goals for a full 12 months.

(2)	Includes RSU awards subject to vesting.

(3)	Includes continuation of health insurance coverage assuming family coverage for potential severance recipients.

(4)	Aggregate payments exclude number of RSUs that vest.

(5)	Includes a resignation for good reason (as defined in the Killoy Agreement).

pension plans

All employees, including the individuals named in the Summary Compensation Table above, are eligible to participate in the Company’s 401(k) Plan, subject to IRS plan limits. The 401(k) Plan provides participation and immediate vesting upon three months of service, a safe harbor match for all participants and supplemental discretionary employer contributions for all eligible employees.

Stockholder Proposals and Director Nominations for 2019

To be considered for inclusion in the Proxy Statement distributed by the Company in connection with next year’s Annual Meeting of Stockholders, stockholder proposals must be submitted in writing to the Company delivered or mailed by first class United States mail, postage prepaid, no earlier than January 9, 2019 (120 days prior to the first anniversary of this year’s Annual Meeting of Stockholders), and no later than February 8, 2019 (90 days prior to the first anniversary of this year’s Annual Meeting of Stockholders). Any stockholder proposal to be considered at next year’s Annual Meeting of Stockholders, but not included in next year’s Proxy Statement, must also be submitted in writing to the Company by February 15, 2019.

Recommendations for nominees to stand for election as Directors at next year’s Annual Meeting of Stockholders must be received in writing delivered or mailed by first class United States mail, postage prepaid, no earlier than January 9, 2019 (120 days prior to the first anniversary of this year’s Annual Meeting of Stockholders), and no later than February 8, 2019 (90 days prior to the first anniversary of this year’s Annual Meeting of Stockholders) and include the information as required under “THE BOARD OF DIRECTORS AND ITS COMMITTEES – Nominating and Corporate Governance Committee” described above.

All stockholder proposals or Director nominations should be submitted to Kevin B. Reid, Sr., Corporate Secretary, Sturm, Ruger & Company, Inc., 1 Lacey Place, Southport, Connecticut 06890.

Stockholder and Interested Party Communications with the Board of Directors

The Board has adopted a method by which stockholders and interested parties can send communications to the Board. Stockholders and interested parties may communicate in writing any questions or other communications to the Chairman or non-management Directors of the Board through the following methods:

•	by contacting the Corporate Secretary at Sturm, Ruger & Company, Inc., 1 Lacey Place, Southport, CT 06890;
•	by telephone at (203) 259-7843;
•	by fax at (203) 256-3367; or
•	by calling the Company’s corporate communications telephone “hotline” at 1-800-826-6762 or via the hotline’s website at www.ruger.alertline.com. These hotlines are monitored 24 hours a day, 7 days a week.

Stockholders or interested parties may also communicate in writing any questions or other communications to the management Directors of the Board in the same manner.

Stockholders may contact the Corporate Secretary at (203) 259-7843 or Computershare Investor Services, LLC, which is the Company’s stock transfer agent, at (312) 360-5190 or www.computershare.com for questions regarding routine stockholder matters.

Other Matters

Management of the Company does not intend to present any business at the Meeting other than as set forth in Proposal 1, 2 3 and 4 of the attached Notice of Annual Meeting of Stockholders, and it has no information that others will present any other business at the Meeting. If other matters requiring the vote of the stockholders properly come before the Meeting, it is the intention of the persons named in the proxy to vote the shares represented thereby in accordance with their judgment on such matters.

The Company, upon written request, will provide without charge to each person entitled to vote at the Meeting a copy of its Annual Report on Securities and Exchange Commission Form 10-K for the year ended December 31, 2017, including the financial statements and financial statement schedules. Such requests may be directed to Kevin B. Reid, Sr., Corporate Secretary, Sturm, Ruger & Company, Inc., 1 Lacey Place, Southport, Connecticut 06890.

BY ORDER OF THE BOARD OF DIRECTORS

Kevin B. Reid, Sr.
Corporate Secretary

Southport, Connecticut
March 27, 2018

STURM, RUGER & COMPANY, Inc.

1 LACEY PLACE, SOUTHPORT, CT 06890 U.S.A. | 203-259-7843 | WWW.RUGER.COM | NYSE:RGR